Exhibit 10.3

EXECUTION VERSION

CREDIT AGREEMENT

dated as of December 1, 2016

among

G-III APPAREL GROUP, LTD.,

The other Loan Parties party hereto,

The Lenders Party Hereto;

BARCLAYS BANK PLC,

as Administrative Agent;

JPMORGAN CHASE BANK, N.A.,

BANK OF AMERICA, N.A.,

U.S. BANK NATIONAL ASSOCIATION,

HSBC SECURITIES (USA) INC.,

WELLS FARGO BANK, N.A.

KEYBANK NATIONAL ASSOCIATION

and

CAPITAL ONE, NATIONAL ASSOCIATION,

as co-Syndication Agents

BARCLAYS BANK PLC,

and

JPMORGAN CHASE BANK, N.A.

as Joint Bookrunners and Joint Lead Arrangers

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ii

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SCHEDULES:

Schedule 1.01	-	Material Real Property
Schedule 2.01	-	Commitment Schedule
Schedule 3.05	-	Properties
Schedule 3.06	-	Disclosed Matters
Schedule 3.14	-	Insurance
Schedule 3.15	-	Capitalization and Subsidiaries
Schedule 5.10	-	Mortgaged Properties
Schedule 5.13	-	Post-Closing Covenants
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.04	-	Existing Investments
Schedule 6.09	-	Existing Restrictions

EXHIBITS:

Exhibit A-1	-	Form of Assignment and Acceptance
Exhibit A-2	-	Affiliated Lender Assignment and Acceptance
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Joinder Agreement
Exhibit E-1	-	Form of ABL/Term Loan Intercreditor Agreement
Exhibit F-1	-	Form of U.S. Tax Certificate (for Non-U.S. Lenders That Are Not Partnerships)
Exhibit F-2	-	Form of U.S. Tax Certificate (for Non-U.S. Participants That Are Not Partnerships)
Exhibit F-3	-	Form of U.S. Tax Certificate (for Non-U.S. Participants That Are Partnerships)
Exhibit F-4	-	Form of U.S. Tax Certificate (for Non-U.S. Lenders That Are Partnerships)
Exhibit G	-	Form of Solvency Certificate
Exhibit H	-	Form of Intercompany Subordinated Note
Exhibit I	-	Form of Term Note

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CREDIT AGREEMENT dated as of December 1, 2016 (as it may be amended or modified from time to time, this “Agreement”) among G-III APPAREL GROUP, LTD., a Delaware corporation, as Borrower, the Loan Guarantors from time to time party hereto, the Lenders from time to time party hereto, and BARCLAYS BANK PLC, as Administrative Agent.

PRELIMINARY STATEMENTS

The Borrower has requested that the Initial Term Lenders extend the Initial Term Loans to the Borrower on the Effective Date in an aggregate principal amount of $350,000,000 pursuant to this Agreement.

The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01         Defined Terms. As used in this Agreement, the following terms, including in the preamble and the recitals above, have the meanings specified below:

“ABL Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of the Effective Date, among the Borrower and certain of its Subsidiaries, as borrowers, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

“ABL Documents” means the ABL Credit Agreement and all other instruments, agreements and other documents delivered thereunder or providing for any Guarantee or other right in respect thereof.

“ABL Facility” shall mean the credit facility made available under the ABL Credit Agreement.

“ABL Obligations” means the “Secured Obligations” under and as defined in the ABL Credit Agreement.

“ABL Priority Collateral” has the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“ABL/Term Loan Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Effective Date, among the Borrower, the Guarantors, the Administrative Agent and JPMorgan Chase Bank, N.A., as administrative agent under the ABL Credit Agreement (or any successor thereto), substantially in the form of Exhibit E-1.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accepting Lenders” has the meaning assigned to such term in Section 2.08(g).

“Account” has the meaning assigned to such term in the applicable Security Agreement.

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“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such entity on a Pro Forma Basis (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such entity on a Pro Forma Basis and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such entity on a Pro Forma Basis in accordance with GAAP.

“Acquired Entity or Business” has the meaning provided in the definition of the term “Pro Forma Basis.”

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date by which the Borrower or any Restricted Subsidiary (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger, amalgamation or otherwise or (ii) acquires all or substantially all of the Equity Interests of any other Person.

“Acquisition Consideration” means, in connection with any Acquisition, the aggregate amount (as valued at the Fair Market Value of such Acquisition at the time such Acquisition is made) of, without duplication: (a) the purchase consideration paid or payable for such Acquisition, whether payable at or prior to the consummation of such Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Guarantee obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness assumed or incurred in connection with such Acquisition; provided in each case, that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Acquisition) to be established in respect thereof by the Borrower or its Restricted Subsidiaries.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, with respect to Initial Term Loans, the Adjusted LIBO Rate shall be no less than 1.00% per annum.

“Administrative Agent” means Barclays Bank PLC together with its Affiliates that are appointed as sub-agents in accordance with Article VIII, in each case, in its capacity as administrative agent for the Lenders hereunder and the collateral agent for the Secured Parties under the Collateral Documents, together with any successor or permitted assign of Barclays Bank PLC in any of such capacities that are appointed in accordance with Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period in dollars on such day (or if such day is not a

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Business Day, the immediately preceding Business Day) plus 1%, provided that, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth in the definition of the term “LIBO Rate”; provided that, with respect to Initial Term Loans, the Alternate Base Rate shall be no less than 2.00% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Restricted Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is the aggregate principal amount of such Lender’s Term Loans outstanding at such time and the denominator of which is the sum of the aggregate outstanding amount of all Term Loans at such time.

“Applicable Rate” means, for any day, (i) with respect to any Initial Term Loans (A) for Eurodollar Loans, 5.25% and (B) for ABR Loans, 4.25% and (ii) with respect to any Extended Term Loans, Incremental Term Loans, Other Term Loans or Refinancing Term Loans, the Applicable Rate set forth with respect thereto in the applicable Extension Offer, Incremental Term Loan Assumption Agreement, Refinancing Term Loan Amendment or other applicable Loan Document with respect to such Loans.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means any Disposition (other than to the Borrower or a Restricted Subsidiary) made by the Borrower or a Restricted Subsidiary pursuant to Sections 6.05(h) and (k).

“Assignment and Acceptance” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A-1 or Exhibit A-2, as applicable, or any other form approved by the Administrative Agent.

“Available Amount” means, as of any date of determination, an amount equal to the sum of the following: (a) $35,000,000, plus (b) the aggregate amount of Excess Cash Flow (which amount shall not be less than zero) for all Excess Cash Flow Periods expired after the Effective Date and prior to such date of determination that was not required to be used to make a mandatory prepayment pursuant to Section 2.08(b), plus (c) the aggregate amount of Net Cash Proceeds received by the Borrower after the Effective Date from the issuance of Qualified Equity Interests of the Borrower or cash received from capital contributions to the Borrower after the Effective Date (in each case other than Specified Equity Contributions), plus (d) the Net Cash Proceeds received by the Borrower from the issuance of Indebtedness and Disqualified Capital Stock of the Borrower, in each case, issued after the Effective Date and to the extent permitted to be incurred or issued under this Agreement, which have been exchanged or converted into Qualified Equity Interests of Borrower, minus (e) any amount of the Available Amount used to make Investments under Section 6.04(o)(ii) after the Effective Date and prior to such time, minus (f) any amount of the Available Amount used to make Restricted Payments under Section 6.07(a)(vi) after the Closing Date and prior to such time, minus (g) any amount of the Available Amount used to make

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prepayments under Section 6.07(b)(vi); minus (h) any amount of the Available Amount used as consideration for the acquisition or purchase of Non-Compliant Subsidiaries or Assets pursuant to the last proviso in the definition of “Permitted Acquisition”.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to the Borrower or any Restricted Subsidiary: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services by any Lender or any of its Affiliates.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bona Fide Debt Fund” means any debt fund Affiliate of any Person described in clauses (a) or (b) of the definition of Disqualified Institution that is primarily engaged in, or advises funds or other investment vehicles that are primarily engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit in the ordinary course of its business and whose managers (or any other Person that has the power and authority to make investment decisions or otherwise exerts control over such Person) do not have the power, directly or indirectly to cause or cause the direction of or manage any equity or equity-like investments in any Disqualified Institution.

“Borrower” means, G-III Apparel Group, Ltd., a Delaware corporation.

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Term Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital

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asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(a)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)          investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)          investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)          fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)          securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the government of the United Kingdom, the Government of Canada or any country that is a member state of the European Union or any agency or instrumentality thereof, the securities of which state, commonwealth, territory, political subdivision, taxing authority, agency or instrumentality (as the case may be) are rated at least A- by S&P or Baa1 by Moody’s;

(f)           United States dollars or, in the case of any foreign subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(g)          money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition;

(h)          money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(i)           in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

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“CFC” means any Subsidiary that is a “controlled foreign corporation” with the meaning of Section 957 of the Code.

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any “person” or “group” (within the meaning of the Exchange Act), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower.

Notwithstanding the preceding or any provision of Rule 13d-3 of the Exchange Act (or any successor provision), a Person or group shall not be deemed to beneficially own securities subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing are Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans. Incremental Term Loans, Refinancing Term Loans and Extended Term Loans that have different terms and conditions shall be construed to be in different Classes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations; provided that in no case shall the “Collateral” include any Excluded Collateral.

“Collateral Documents” means, collectively, the Security Agreement, any mortgages and any other documents executed and delivered by a Loan Party pursuant to which a Loan Party grants a Lien upon any real or personal property as security for payment of the Secured Obligations, in each case, together with all exhibits, schedules, annexes, addenda, and other attachments thereto, and with respect to each of the foregoing, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Commitment” means, with respect to any Lender, such Lender’s Initial Term Loan Commitment, Incremental Term Loan Commitment and Refinancing Term Loan Commitment.

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“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Current Assets” means, at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date (excluding cash and Cash Equivalents, amounts related to current or deferred Taxes based on income or profits, assets held for sale, loans to third parties that are permitted under this Agreement, pension assets, deferred bank fees and derivative financial instruments).

“Consolidated Current Liabilities” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding the current portion of any funded Indebtedness of the Borrower and its Restricted Subsidiaries, accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid) without giving effect to interest income, accruals for current or deferred Taxes based on income or profits, accruals of any costs or expenses related to restructuring reserves, unpaid earn-outs and the current portion of pension liabilities and other long-term liabilities.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent already deducted or, in the case of clauses (xiii) and (xv) below, to the extent not included (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period: (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary, non-recurring or unusual charges, expenses or costs and any costs resulting from store closures (including any costs in connection therewith, including lease termination costs, headcount reduction costs, contract termination costs and relocation costs and charges), (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period), (vi) fees, costs and expenses related to the Transactions; (vii) losses, charges or expenses relating to Acquisitions (or any other acquisition not otherwise permitted or that would require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), Investments, recapitalizations, dispositions, issuances or repayments of indebtedness, issuances of equity securities or capital stock, sale processes, refinancing transactions or amendments or other modifications of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction whether or not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction; (viii) proceeds from business interruption insurance (to the extent not reflected as revenue or income in such statement of Consolidated Net Income) received by Borrower and its Restricted Subsidiaries; (ix) earn out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with acquisitions or Investments; (x) any loss, expense or charge (including all fees and expenses or charges relating thereto) from abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations (other than held for sale discontinued operations until actually disposed of); (xi) any cost, expense or charge (including all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions, other than in the ordinary course of business, as determined in good faith by a Financial Officer, (xii) the aggregate amount of Consolidated Net Income for such period attributable to non-controlling interests of third parties in any non wholly-owned Subsidiary, excluding cash distributions in respect thereof to the extent already included in Consolidated Net Income, (xiii) amounts attributable to any demonstrable “run rate” cost-savings, operating expense reductions or other

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cost synergies that are reasonably projected in good faith by the Borrower to be achieved in connection with the Transactions, other acquisitions or dispositions or other initiatives within twelve (12) months following the consummation of such transaction and which the Borrower determines in good faith are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Borrower as set forth in a certificate signed by a Financial Officer (calculated on a pro forma basis as though such cost-savings, operating expense reductions or other cost synergies had been realized on the first day of such period, net of the amount of actual benefits realized during such period from such transaction) and any costs incurred in connection with achieving such cost-savings, operating expense reductions or other cost synergies; provided that amounts added back pursuant to this clause (a)(xiii), other than costs incurred in connection with achieving such cost-savings, operating expense reductions or other cost synergies, (and any similar provision as set forth in the definition of “Pro Forma Basis”) shall be limited to 20% of Consolidated EBITDA in the aggregate for any Test Period (calculated without giving effect to any such add-backs), minus (b) without duplication and to the extent included in Consolidated Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period, (ii) any extraordinary, non-recurring and unusual gains and any non-cash items of income for such period, and (iii) any gains attributable to business dispositions or asset dispositions, other than in the ordinary course of business, as determined in good faith by a Financial Officer, in each case, calculated for the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries (except when giving Pro Forma Effect thereto), (b) the income (or deficit) of any Person (other than the Borrower or a Restricted Subsidiary) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions, (c) solely for purposes of calculating the Available Amount, the net income for such period of any Restricted Subsidiary (other than any Loan Party) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its equityholders, (other than: (i) restrictions that have been waived or otherwise released and, (ii) restrictions pursuant to this Agreement; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein, (d) the effects from adjustments in the financial statements of the Borrower and its Restricted Subsidiaries from applying purchase accounting, including applying recapitalization or purchase accounting to inventory, property and equipment, software, goodwill and other intangible assets, in-process research and development, post-employment benefits, leases, deferred revenue and debt-like items required or permitted by GAAP (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transactions or any other consummated Acquisition or Investment, or the amortization or write-off of any amounts thereof, (e) any net after-tax gains or losses (and all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, (f) the cumulative effect of a change in accounting principles during such period to the extent included in net income, (g) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or

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as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, which, without limiting the foregoing, shall include any impairment charges resulting from the application of Financial Accounting Standards Board Statements No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, (h) any (i) one-time non-cash compensation charges, (ii) non-cash costs or expenses resulting from stock option plans, employee benefit plans, compensation charges or post-employment benefit plans, or grants or awards of stock, stock appreciation or similar rights, stock options, restricted stock, preferred Capital Stock or other rights and (iii) non-cash write-offs or write-downs of goodwill, (i) any gain or loss for such period from currency translation gains or losses (or similar charges) or net gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resolution from Swap Agreements for currency exchange risk entered in relation with Indebtedness) and any unrealized net after-tax income (loss) from Swap Agreements or Cash Management Obligations and the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging” shall be excluded and (j) all net after-tax charges or expenses with respect to curtailments, discontinuations or modifications to pension and post-retirement employee benefit plans.

“Consolidated Total Assets” means, as of any date of determination, the total assets of any Person on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of such Person delivered with the financial statements pursuant to Section 5.01 or, for the period prior to the time any such statements are so delivered, the pro forma financial statements delivered pursuant to Section 4.01(c). Unless the context otherwise requires, if no applicable Person is referenced, “Consolidated Total Assets” shall be deemed to refer to Consolidated Total Assets of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Working Capital” means, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Restricted Subsidiary” has the meaning provided in the definition of the term “Pro Forma Basis.”

“Converted Unrestricted Subsidiary” has the meaning provided in the definition of the term “Pro Forma Basis.”

“Credit Party” means the Administrative Agent or any other Lender.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of secured Indebtedness incurred by a Loan Party, the Liens on the Collateral securing which are intended to rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies), at the option of the Borrower and the Administrative Agent acting together in good faith, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and (b) to the extent executed in connection with the incurrence of secured Indebtedness incurred by a Loan Party, the Liens on the Collateral securing which are intended to rank junior in priority to the Liens on the Collateral securing the Obligations, at the option of the Borrower and the Administrative Agent acting together in good faith, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative

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Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations.

“Declining Lender” has the meaning assigned to such term in Section 2.08(g).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition that is so designated as “Designated Noncash Consideration” pursuant to certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or to such Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

"Disposition" has the meaning assigned to such term in Section 6.05.

“Disqualified Capital Stock” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Equity Interests), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) are or become convertible into or exchangeable for, automatically or at the option of any holder thereof, any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests, in the case of each of clauses (a), (b) and (c), prior to the date that is 91 days after the Latest Maturity Date (other than as a result of a change of control, Disposition or Event of Loss so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale event or casualty, eminent domain or condemnation event shall be subject to the prior repayment in full of the Term Loan Obligations (other than any contingent obligation arising thereunder for which a claim has not been asserted)); provided, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Capital Stock solely because they may be required to be repurchased by a Loan Party in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means (a) any Person who directly competes with the Borrower or any of its Subsidiaries in a principal line of business of the Borrower and its Subsidiaries, identified on a list made available to the Lenders on the Electronic System or another similar electronic system on the

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Effective Date (as such list may be supplemented from time to time by the Borrower pursuant to clause (b) below) and (b) any other Person who directly competes with the Borrower or any of its Subsidiaries in a principal line of business of the Borrower and its Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice to an Electronic System) not fewer than three (3) Business Days prior to such date and (c) any Affiliate of any Person described in clause (a) or (b) of this definition who is clearly identifiable as an Affiliate based solely on the similarity of its name (other than Bona Fide Debt Funds). It is understood and agreed that (i) any supplement to the list of Persons that are Disqualified Institutions shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such Loans), and (ii) the failure to deliver such list (or supplement thereto) in accordance with Section 9.01 shall render such list (or supplement) not received and not effective. “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, each subsidiary of such Person that is organized under the laws of the United States, any State of the United States, or the District of Columbia.

“Dormant Subsidiary” means, collectively, G-III Retail Outlets, Inc., a Delaware corporation, G-III Brands, Ltd., a Delaware corporation, Ash Retail Corp., a New Jersey corporation, Wee Beez International Trading Co., a Hong Kong corporation, and P.T. Balihides, an Indonesian corporation.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/ or the SEC.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date was December 1, 2016.

“Effective Yield” means, as to any Indebtedness, the effective yield paid by the Borrower on such Indebtedness as determined by the Borrower and the Administrative Agent in a manner consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate “floors” (the effect of which floors shall be determined in a manner set forth in the proviso below and assuming that, if interest on such Indebtedness is calculated on the basis of a floating rate, that the “LIBO Rate” component of such formula is included in the calculation of Effective Yield) or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the

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shorter of (x) the remaining Weighted Average Life to Maturity of such Indebtedness and (y) the four years following the date of incurrence thereof) payable generally by the Borrower to Lenders or other institutions providing such Indebtedness, but excluding any arrangement fees, structuring fees, closing payments or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders and, if applicable, ticking fees accruing prior to the funding of such Indebtedness and customary consent fees for an amendment paid generally to consenting Lenders; provided that, with respect to any Indebtedness that includes a “floor”, (a) to the extent that the LIBO Rate on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (b) to the extent that the LIBO Rate on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, (iv) subject to clause (6) of the proviso to Section 9.04(b), the Borrower and its Subsidiaries, and (v) any other Person (other than a natural person) permitted by and consented to in accordance with Section 9.04(b), but in any event excluding any Disqualified Institution

“Environmental Law” means all laws, rules, regulations, codes, guidelines, bulletins, rulings, ordinances, orders, orders in council, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; but, for the avoidance of doubt, excluding any convertible notes or debt securities that are convertible into Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

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“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a U.S. Pension Plan (other than an event for which the 30 day notice period is waived); (b) the failure by the Borrower or an ERISA Affiliate to meet the funding requirements of Sections 412 and 430 of the Code or Sections 302 or 303 of ERISA with respect to any U.S. Pension Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any U.S. Pension Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any U.S. Pension Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any U.S. Pension Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any U.S. Pension Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or “endangered” or “critical” status (within the meaning of Section 432 or Section 305 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Event of Loss” means any asset disposition as a result of the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking or any other event giving rise to the receipt of proceeds under any casualty insurance policy in respect of a covered loss thereunder.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the excess, if any, of:

(a)  the sum, without duplication, of:

(i)          Consolidated Net Income for such fiscal year (but excluding, to the extent included in arriving at such Consolidated Net Income, the net cash proceeds of any Event of Loss);

(ii)         the aggregate net amount of all non-cash charges and losses (including depreciation expense, amortization expense and writedowns of intangible assets and properties, but excluding any such non-cash charge to the extent that it represents an accrual or reserve for cash expenses in any future period, an amortization of a prepaid cash expense that was paid in a prior period or a write-off or write-down or reserve with respect to current assets) deducted in arriving at such Consolidated Net Income;

(iii)        any cash dividends or distributions actually paid from any Person accounted for by the Borrower or any of its Restricted Subsidiaries on the equity or cost method for such fiscal year;

(iv)        net decreases in Consolidated Working Capital for such fiscal year (but excluding any such decrease in Consolidated Working Capital arising from a permitted acquisition or dispositions of any Person by the Borrower

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and/or any Restricted Subsidiary during such fiscal year, the application of purchase accounting or any writedown or impairment);

(v)         the aggregate amount of all net after tax non-cash losses realized upon asset dispositions (other than in the ordinary course of business) deducted in arriving at such Consolidated Net Income; and

(vi)        cash payments received by the Borrower and its Restricted Subsidiaries in respect of Swap Agreements during such fiscal year to the extent not otherwise included in such Consolidated Net Income, over

(b)  the sum, without duplication, of:

(i)          the aggregate net amount of all non-cash credits and gains (but excluding any such non-cash credit in respect of which cash or other assets were received in a prior period or will be received in a future period or which represents the reversal of an accrual or cash reserve for anticipated cash charges in any prior period) included in arriving at such Consolidated Net Income;

(ii)         the income or loss of any Person accounted for by the Borrower or any of its Restricted Subsidiaries on the equity or cost method for such fiscal year;

(iii)        the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures and acquisitions of Intellectual Property from Internally Generated Cash Flow;

(iv)        the aggregate amount of all (x) regularly scheduled principal payments of Indebtedness (including the Loans) of the Borrower and its Restricted Subsidiaries made during such fiscal year and (y) permitted principal payments of Indebtedness (excluding the Loans) of the Borrower and its Restricted Subsidiaries made during such fiscal year with Internally Generated Cash Flow (other than, in each case, in respect of any revolving credit facility (including the ABL Credit Agreement) to the extent there is not an equivalent permanent reduction in commitments thereunder);

(v)         net increases in Consolidated Working Capital for such fiscal year (but excluding any such increase in Consolidated Working Capital arising from a permitted acquisition or disposition of any Person by the Borrower and/or any of its Restricted Subsidiaries, the application of purchase accounting or any writedown or impairment);

(vi)        the aggregate amount of all net after tax non-cash gains realized upon asset dispositions (other than in the ordinary course of business) included in arriving at such Consolidated Net Income;

(vii)       cash payments by the Borrower and Restricted Subsidiaries during such fiscal year from Internally Generated Cash Flow in respect of any liability of the Borrower or any Restricted Subsidiary (other than Indebtedness) to the extent that such payments are not expensed during such fiscal year or are not deducted in calculating Consolidated Net Income;

(viii)      without duplication and solely to the extent financed with Internally Generated Cash Flow of the Borrower or its Restricted Subsidiaries, the aggregate amount of Investments made in cash during such fiscal year pursuant to clauses (h), (i), (l), (h), (q) and (x) of Section 6.04;

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(ix)         without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any Restricted Subsidiary pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal year relating to Permitted Acquisitions, other Investments permitted hereunder or permitted Capital Expenditures or software expenditures, in each case, to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such fiscal year, provided that to the extent the aggregate amount of Internally Generated Cash Flow actually utilized to finance such Permitted Acquisitions, Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters;

(x)          the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such fiscal year that are required to be made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income;

(xi)         cash expenditures in respect of Swap Agreements made during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income;

(xii)        the amount of any license buyout, license termination, contract termination, facilities closure or lease termination payments, in each case, made from Internally Generated Cash Flow during such fiscal year, to the extent such payments are not expensed and are not deducted in calculating Consolidated Net Income; and

(xiii)       the amount of cash taxes paid during such fiscal year, to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such fiscal year.

Notwithstanding anything to the contrary herein, in no event shall Excess Cash Flow for any fiscal year be less than zero.

“Excess Cash Flow Period” has the meaning assigned to such term in Section 2.08(b).

“Excess Proceeds” has the meaning assigned to such term in Section 2.08(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Excluded Collateral” has the meaning assigned to such term in any Collateral Document and in any event, means (i) any Excluded Real Property, (ii) motor vehicles and other assets subject to certificates of title statutes (to the extent a lien thereon cannot be perfected solely by filing of a UCC financing statement), (iii) leasehold interests, letters of credit and letters of credit rights not constituting supporting obligations, in each case other than to the extent such interests, rights or obligations can be perfected by the filing of a UCC-1 financing statement or other comparable foreign filing, and commercial tort claims (other than those where no additional action is required by any Loan Party to grant or perfect a security interest in such commercial tort claim), (iv) those pledges and assets over which the granting or perfecting of security interests in such assets would be prohibited by any Governmental Authority or contract existing on the Effective Date or on the date any Subsidiary party to such contract is acquired (so long as, in the case of an acquisition of a Subsidiary, any such prohibition was not incurred in contemplation of such acquisition), Requirement of Law (or if any Requirement of Law creates a material risk of tax or other liability as reasonably determined by the Borrower in consultation with the Administrative Agent) or regulation, (v) equity interests in any Person other than Restricted Subsidiaries

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to the extent not permitted by the terms of such Person’s organizational or joint venture documents or to the extent the pledge thereof would be prohibited by any Governmental Authority, (vi) any lease, license or other agreement or any property subject to a lease, license or agreement or purchase money agreement, capital lease obligation or similar arrangements, in each case permitted under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money agreement or create a right of termination in favor of any other party thereto (other than a Loan Party) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable statute or regulation, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable statute or regulation notwithstanding such prohibition, (vii) any “intent-to-use” trademark or service mark applications filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (viii) those assets that the cost or burden of obtaining or perfecting a security interest therein are excessive in relation to the value of the security to be afforded thereby as reasonably determined by the Borrower and the Administrative Agent, (ix) voting Equity Interests in any Foreign Subsidiaries or FSHCO, in each case in excess of 66% of the Equity Interests of such entities entitled to vote and 100% of the Equity Interests of such entities not entitled to vote, (x) Equity Interests in Unrestricted Subsidiaries, Subsidiaries of Foreign Subsidiaries or FSHCOs and (xi) Margin Stock; provided that “Excluded Collateral” shall not include any proceeds, products, substitutions or replacements of Excluded Collateral (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Collateral).

“Excluded Real Property” means (a)(i) on the Effective Date, each fee-owned real property with a Fair Market Value of less than $5,000,000 per property or (ii) after the Effective Date, each fee-owned real property with a purchase price of less than $5,000,000 per property, (b) any real property located outside of the United States of America and (c) any ground leasehold or other commercial leasehold real property interests or improvements thereto or any interest therein.

“Excluded Subsidiary” means (a) any Foreign Subsidiary, (b) any Domestic Subsidiary of a Foreign Subsidiary, (c) any Dormant Subsidiary, (d) any Immaterial Domestic Subsidiary, (e) VM Retail Ventures, LLC, a Delaware limited liability company, (f) any FSHCO and (g) any Unrestricted Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Agreement Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Agreement Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Agreement Obligation or (b) in the case of a Swap Agreement Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Guarantor becomes or would become effective with respect to such related Swap Agreement Obligation. If a Swap Agreement Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Agreement Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing ABL Facility” means that certain Credit Agreement, dated as of August 6, 2012 (as amended by the Amendment to Credit Agreement dated as of October 1, 2013) by and among the Borrowers and the Loan Guarantors (each as defined therein) party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., in its capacity as the administrative agent thereunder.

“Existing ABL Refinancing” means (a) the repayment in full of the principal, accrued and unpaid interest, fees, premium, if any, and other amounts, other than (A) contingent obligations not then due and payable and that by their terms survive the termination of the Existing ABL Facility and (B) certain existing letters of credit outstanding under the Existing ABL Facility that on the Effective Date will be grandfathered into, or backstopped by, the ABL Facility or cash collateralized in a manner satisfactory to the issuing banks thereof and the termination and/or release of any security interests and guarantees in connection therewith and the termination of all commitments to extend credit under the Existing ABL Facility, or (b) the amendment and restatement of the Existing ABL Facility in a form reasonably acceptable to the Joint Lead Arrangers.

“Extended Term Loan Repayment Dates” means the dates scheduled for the repayment of principal of any Extended Term Loan, as set forth in the applicable Extension Offer.

“Extended Term Loans” has the meaning specified in Section 2.21(a).

“Extending Lender” has the meaning specified in Section 2.21(a).

“Extension” has the meaning specified in Section 2.21(a).

“Extension Offer” has the meaning specified in Section 2.21(a).

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a disposition of such asset at such date of determination assuming a disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined by the Borrower in good faith.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered

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into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“First Lien Leverage Ratio” means, as of any date of determination, the ratio of (i) Total Secured Indebtedness, but excluding any secured indebtedness to the extent the Liens with respect thereto are subordinated to the Liens securing Term Loans and the ABL Facility, as of the last day of the most recently ended Test Period on or prior to such date of determination to (ii) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such Test Period.

“Financial Covenant” means the financial covenant of the Borrower set forth in Section 6.12.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller or other senior financial or accounting officer of the Borrower or of a Loan Party, as applicable.

“Flood Documentation” means with respect to each Mortgaged Property located in the United States of America or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (to the extent a Mortgaged Property is located in a Special Flood Hazard Area, together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto) and (ii) to the extent a Mortgaged Property is located in a Special Flood Hazard Area, together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto, a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.08 hereof and the applicable provisions of the Collateral Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Administrative Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee, (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Bigger-Waters Flood Insurance Reform Act of 2012.

“Foreign Pension Plan” means any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement of any kind that is not subject to U.S. law and that is established, maintained or contributed to by any Loan Party or any of its Restricted Subsidiaries or Affiliates or in respect of which any Loan Party or any of its Restricted Subsidiaries or Affiliates has any liability, obligation or contingent liability.

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“Foreign Pension Event” means (a) the whole or partial withdrawal of any Loan Party or any Restricted Subsidiary of a Loan Party from a Foreign Pension Plan during a plan year; or (b) the filing of a notice of intent to terminate in whole or in part a Foreign Pension Plan or the treatment of a Foreign Pension Plan amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Foreign Pension Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any Foreign Pension Plan, in each case, which could reasonably be expected to result in a Material Adverse Effect.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FSHCO” means any direct or indirect Subsidiary of the Borrower that has no material assets other than equity and/or, if any, Indebtedness of one or more direct or indirect Subsidiaries that are CFCs or FSHCOs.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (without duplication) (for purposes of this definition only, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any guarantor’s obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantor’s obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Domestic Subsidiary” means any Domestic Subsidiary, whether existing as of the Effective Date or formed or acquired thereafter, (i) the revenues of which, as of the end of any fiscal year,

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for the most recently ended Test Period, were less than the lesser of (x) $1,000,000 and (y) 1% of the consolidated revenues of the Borrower and its Restricted Subsidiaries for such period, or (ii) the consolidated assets of which, as of the end of any fiscal year, were less than the lesser of (x) $1,000,000 and (y) 1% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries as of the end of such fiscal year, in each case, as reflected on the most recent annual or quarterly consolidated financial statements of the Borrower and its Restricted Subsidiaries.

“Immaterial Foreign Subsidiary” means any Foreign Subsidiary, whether existing as of the Effective Date or formed or acquired thereafter, (i) the revenues of which, as of the end of any fiscal year, the most recently ended Test Period, were less than the lesser of (x) $1,000,000 and (y) 1% of the consolidated revenues of the Borrower and its Restricted Subsidiaries for such period, or (ii) the consolidated assets of which, as of the end of any fiscal year, were less than the lesser of (x) $1,000,000 and (y) 1% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries as of the end of such fiscal year, in each case, as reflected on the most recent annual or quarterly consolidated financial statements of the Borrower and its Restricted Subsidiaries.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Increased Amount” has the meaning assigned to such term in Section 6.02(c).

“Incremental Amount” means, at any time, the sum of (i) $125,000,000 plus (ii) an amount of additional Incremental Term Loan Commitments or Incremental Equivalent Debt such that, as of the most recently completed Test Period ending prior to the date of the incurrence of the Incremental Term Loans in respect of such Incremental Term Loan Commitments or Incremental Equivalent Debt, after giving Pro Forma Effect to such incurrence, as if such incurrence (and the use of proceeds therefrom) or other event, as applicable, had been made as of the first day of such period, the First Lien Leverage Ratio calculated (but without, for the avoidance of doubt, giving effect to any amount incurred substantially simultaneously or contemporaneously therewith under clause (i) above, and treating, solely for purposes of determining the Incremental Amount, any Incremental Term Loans or any Incremental Equivalent Debt as secured by the Collateral on an equal priority basis with the Obligations, whether or not such Incremental Term Loans or any Incremental Equivalent Debt are so secured) that is less than or equal to 2.25:1.00; provided that, solely for purposes of calculating the ratio under clause (ii) above, the cash proceeds of any such Indebtedness shall be excluded for purposes of netting unrestricted cash and Cash Equivalents permitted under the definition of “Total Indebtedness”.

“Incremental Equivalent Debt” means any Indebtedness incurred by the Borrower or any other Loan Party in respect of one or more series of unsecured notes or loans or equal priority secured notes or junior priority lien (as compared to the Liens securing the Term Loan Obligations and the ABL Obligations) notes or loans, in an aggregate principal amount (without duplication and together with the aggregate principal amount of all Incremental Term Loans incurred pursuant to Section 2.19) not to exceed the Incremental Amount; provided that (i) such Incremental Equivalent Debt shall not be subject to any Guarantee by any Person other than a Loan Party and may be guaranteed on an equal priority basis with the Term Loan Obligations, (ii) in the case of Incremental Equivalent Debt that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of the Borrower or any Restricted Subsidiary other than any asset constituting Collateral, (iii) if such Incremental Equivalent Debt is secured, the security agreements relating to such Incremental Equivalent Debt shall be no more favorable in any material respect to the creditors thereunder than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (iv) if such Incremental Equivalent Debt is secured by a Lien on any of the Collateral, then such Incremental Equivalent Debt shall be subject to the ABL/Term Loan Intercreditor Agreement and a Customary Intercreditor

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Agreement, (v) the documentation with respect to any junior secured or unsecured Incremental Equivalent Debt provide that mandatory redemptions of any such Incremental Equivalent Debt may not be made, except to the extent that prepayments are made, to the extent required hereunder, first pro rata to the Term Loans, Incremental Term Loans Facility and any Incremental Equivalent Debt, Refinancing Term Loans or Refinancing Notes secured on a first lien basis, (vi) such Incremental Equivalent Debt is subject to covenants no more restrictive (taken as a whole) than those under this Agreement (provided that a certificate of a Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Incremental Equivalent Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such covenants satisfy the requirement set out in this clause (vi), shall be conclusive evidence that such covenants satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects)), and (vii) such Incremental Equivalent Debt does not mature on or prior to the maturity date of, or have a shorter Weighted Average Life to Maturity than, the Initial Term Loans or Incremental Term Loans.

“Incremental Term Borrowing” means a Borrowing comprised of Incremental Term Loans.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Assumption Agreement” means an Incremental Term Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.19, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Maturity Date” means the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” means the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” means Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b). Incremental Term Loans may be made in the form of additional Initial Term Loans or, to the extent permitted by Section 2.20 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts and other trade payables not overdue more than 90 days incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such

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Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such Person under any earn-out or similar arrangement, to the extent such obligations would appear as a liability on a balance sheet (excluding the footnotes) of such person in accordance with GAAP, (k) any other Off-Balance Sheet Liability of such Person; and (l) all Guarantees by such Person of Indebtedness (described in the other clauses of this definition) of others, provided that for the avoidance of doubt, any Guarantee by the Borrower or any Restricted Subsidiary of obligations of another Person that do not constitute Indebtedness of such Person shall not constitute Indebtedness of the Borrower or a Restricted Subsidiary. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

Notwithstanding the foregoing, the term “Indebtedness” will not include (a) in connection with the purchase by the Borrower or of its Restricted Subsidiaries of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing unless such payments are required under GAAP to appear as a liability on the balance sheet (excluding the footnotes); provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; (b) deferred or prepaid revenues; (c) any Equity Interests other than Disqualified Stock; or (d) customary purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning provided in Section 9.3.

“Information Memorandum” means the Confidential Information Memorandum dated September 2016 relating to the Borrower and the Transactions.

“Initial Term Loan Commitment” means, as to each Lender, its obligation to make Initial Term Loans to the Borrower on the Effective Date pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Initial Term Loan Commitment.” The aggregate principal amount of the Initial Term Loan Commitments on the Effective Date is $350,000,000.

“Initial Term Loans” means the Term Loans made by the Lenders on the Effective Date to the Borrower pursuant to Section 2.01(a).

“Intellectual Property” means, all intellectual property and proprietary rights, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises.

“Intercompany Note” means the Intercompany Subordinated Note, dated as of the Effective Date, substantially in the form of Exhibit H hereto, executed by the Borrower and each other Restricted Subsidiary of the Borrower party thereto.

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“Intercreditor Agreements” means the ABL/Term Loan Intercreditor Agreement, the Seller Note Intercreditor Agreement, any other Customary Intercreditor Agreement, or any two or more of each of the foregoing as the context so requires.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrower and its Restricted Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each June, September, December and March and the Maturity Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means, with respect to any Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date that is one, two, three or six months thereafter, as selected by the Borrower in its Borrowing Request, or such other period that is shorter than one month (subject to availability and the consent of all relevant Lenders) or is 12 months or less that is requested by the Borrower and consented to by all relevant Lenders; provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurodollar Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the applicable Maturity Date.

“Internally Generated Cash Flow” means cash flow generated from the operations of the Borrower and its Restricted Subsidiaries or proceeds of Indebtedness incurred under the ABL Credit Agreement or any other revolving credit facility of the Borrower or any of its Restricted Subsidiaries.

“Interpolated Rate” means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:

(a)	the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Loan,

each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan (or, in case of ABR Borrowings, the date of determination).

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“Investment” has the meaning assigned to such term in Section 6.04 but shall exclude deposits with financial institutions available for withdrawal on demand, accounts receivable, trade credit and similar advances to customers, commission, salary and similar advances to officers, employees, consultants or independent contractors, in each case in the ordinary course of business.

The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any payments in cash or Cash Equivalents actually received by such investor representing the principal amount of such Investment, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Responsible Officer of the Borrower, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property or services by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property or services as of the time of the transfer, minus any payments paid in cash or Cash Equivalents actually received by such investor representing a return in respect of such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, except that the amount of any Investment in the form of an Acquisition shall be the Acquisition Consideration, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment, minus (i) the amount of any portion of such Investment that has been repaid in cash or Cash Equivalents to the investor as a return in respect of such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. If an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Responsible Officer of the Borrower. For the avoidance of doubt, if the Borrower or any Restricted Subsidiary issues, sells or otherwise disposes of any Equity Interests of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Borrower or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be a new Investment at such time.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit D.

“Joint Lead Arranger” means each of Barclays Bank PLC and JPMorgan Chase Bank, N.A.

“Latest Maturity Date” means, with respect to the incurrence of any Indebtedness or the issuance of any Equity Interests, the latest Maturity Date applicable to any Loan that is outstanding hereunder as determined on the date such Indebtedness is incurred or such Equity Interests is issued.

“LCA Election” has the meaning provided in Section 1.7.

“LCA Test Date” has the meaning provided in Section 1.7.

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“Lenders” means (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance, an Incremental Term Loan Assumption Agreement or a Refinancing Term Loan Amendment.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any ABR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages or screens, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, (a) in the case of Eurodollar Borrowings, two (2) Business Days prior to the commencement of such Interest Period, or, (b) in the case of ABR Borrowings, on the day of determination of such rate; provided that, (x) if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.13 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.

“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means any Acquisition by one or more of the Borrower and its Restricted Subsidiaries of any assets, business or Person permitted to be acquired by this Agreement, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Loan Guaranty, the Collateral Documents, the ABL/Term Loan Intercreditor Agreement, the Seller Note Intercreditor Agreement and any Customary Intercreditor Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party in its capacity as a guarantor hereunder (or any other Loan Document).

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“Loan Guaranty” means Article X of this Agreement and each separate Guarantee, in form and substance reasonably satisfactory to the Administrative Agent, delivered by any Loan Guarantor.

“Loan Parties” means, collectively, (a) the Borrower, (b) each other Loan Guarantor, and (c) with respect to each of the foregoing, their successors and permitted assigns to the extent not constituting Excluded Subsidiaries.

“Loans” means Initial Term Loans, Extended Term Loans, Incremental Term Loans, Other Term Loans and Refinancing Term Loans.

“Margin Stock” has the meaning assigned to such term in Regulation U issued by the FRB.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of the Borrower and its Restricted Subsidiaries (other than Excluded Subsidiaries) taken as a whole, (b) the ability of any Loan Party to perform any of its payment obligations under the Loan Documents to which it is a party, (c) the validity or enforceability of this Agreement or any of the other Loan Documents, or (d) the rights of or benefits available to the Administrative Agent or the Lenders under any of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $35,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Property” means any fee-owned real property that is not Excluded Real Property.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Domestic Subsidiary or an Immaterial Foreign Subsidiary.

“Maturity Date” means (i) with respect to the Initial Term Loans that have not been extended pursuant to Section 2.21, the date that is six years after the Effective Date (or, if such date is not a Business Day, the immediately preceding Business Day), (ii) with respect to any Tranche of Extended Term Loans, the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender or Lenders, (iii) with respect to any Tranche of Incremental Term Loans, the final maturity date as specified in the applicable Incremental Term Loan Assumption Agreement, and (iv) with respect to any Tranche of Refinancing Term Loans, the final maturity date as specified in the applicable Refinancing Term Loan Amendment.

“Maximum Liability” has the meaning assigned to such term in Section 10.10.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.21(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means the Material Real Properties that are identified as such on Schedule 1.01 and each additional Material Real Property encumbered by a Mortgage pursuant to Section 5.10(c).

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“Mortgages” means, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents (including amendments to any of the foregoing) delivered with respect to Mortgaged Properties, each substantially in the form of Exhibit F (with such changes as are reasonably consented to by the Administrative Agent to account for local law matters) or in such other form as is reasonably satisfactory to the Administrative Agent and the Borrower.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Asset Sale Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other Disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, any relocation expenses incurred as a result of the Asset Sale and taxes paid or payable as a result of the Asset Sale, in each case, after taking into account, without duplication, (1) any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien on the asset or assets that were the subject of such Asset Sale (other than Obligations, ABL Obligations and Permitted Additional Equal Priority Obligations) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (2) any reserve or payment with respect to liabilities associated with such asset or assets and retained by the Borrower or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (3) any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released), (4) amounts required to be paid to any Person (other than the Borrower or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon (other than the Secured Parties) and (5) in the case of any Asset Sale by any non-wholly owned Restricted Subsidiary, the pro rata portion of the net cash proceeds thereof (calculated without regard to this clause (5)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof.

“Net Cash Proceeds” means (a) with respect to any Asset Sale, the Net Asset Sale Proceeds, (b) with respect to any Event of Loss, the Net Event of Loss Proceeds and (c) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and search and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees or commissions), issuance costs, discounts and other costs and expenses (and, in the case of the incurrence of any Indebtedness the proceeds of which are required to be used to prepay any Loans, accrued interest and premium, if any, on such Loans and any other amounts (other than principal) required to be paid in respect of such Loans in connection with any such prepayment and/or reduction).

“Net Event of Loss Proceeds” means, with respect to any Event of Loss, the proceeds in the form of cash or Cash Equivalents from (a) insurance proceeds, (b) condemnation awards or (c) damages awarded by any judgment, in each case received by the Borrower or any Restricted Subsidiary from such Event of Loss, net of (1) out-of-pocket expenses and fees relating to such Event of Loss (including, without limitation, legal, accounting and appraisal or insurance adjuster fees and relocation fees incurred as a result thereof), (2) taxes paid or payable as a result thereof (after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements), (3) any repayment of Indebtedness that is secured by, or directly related to, the property or assets that are the subject of such Event of Loss (other than Indebtedness under the Loan Documents), (4) amounts required

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to be paid to any Person (other than the Borrower or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Event of Loss or having a Lien thereon (other than the Secured Parties), (5) appropriate amounts to be provided by the Borrower or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Event of Loss and retained by the Borrower or any Restricted Subsidiary, as the case may be, after such Event of Loss, including, without limitation, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Event of Loss, (6) any cash escrows in connection with reserves or indemnities (until released) and (7) in the case of any Event of Loss by any non-wholly owned Restricted Subsidiary, the pro rata portion of the net cash proceeds thereof (calculated without regard to this clause (7)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Not Otherwise Applied” means, with reference to any amount of proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.08, (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was contingent on receipt of such amount or utilization of such amount for a specified purpose, (c) in the case of net cash proceeds from Equity Interests, was not otherwise used for or in connection with the incurrence of Indebtedness pursuant to Section 6.01(u), (d) was not previously applied to increase the Available Amount pursuant to the definition thereof.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents, including, without limitation, interest and fees that accrue after the commencement of any bankruptcy event with respect to any Loan Party or any Restricted Subsidiary of any Loan Party. Notwithstanding the foregoing, the Obligations shall not include any Excluded Swap Obligations.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Certificate or Articles of Incorporation, or equivalent formation documents, and Bylaws, Operating Agreement, or equivalent governing documents, and, in the case of any partnership, includes any partnership agreement, and any amendments to any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under,

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or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.17(b)).

“Other Term Loans” has the meaning assigned to such term in Section 2.19(a).

“Parent” means, with respect to any Lender, the Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(d).

“Participant Register” has the meaning assigned to such term in Section 9.04(d).

“Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“Payment or Bankruptcy Event of Default” means any Event of Default under clause (a), (b), (h), (i) and (j) of Article VII.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any U.S. Pension Plan or Foreign Pension Plan.

“Permitted Acquisition” means any Acquisition, if (a) immediately prior to the consummation of such purchase or Acquisition and immediately giving effect to such consummation of such Acquisition, no Event of Default shall exist; (b) to the extent required by Section 5.10, (i) the property, assets and businesses acquired in such Acquisition shall become Collateral in accordance with the terms of Section 5.10, as applicable, and (ii) any such newly created or acquired Restricted Subsidiary that is required to become a Guarantor pursuant to Section 5.10 shall become a Guarantor in accordance with the terms of Section 5.10; provided, that if any Lien on any Collateral (including the creation or perfection of any Lien) is not or cannot reasonably be created and/or perfected on the closing date of such Acquisition after the Borrower’s use of commercially reasonable efforts to do so, or without undue burden or expense, then the creation and/or perfection of any such Lien on such Collateral shall not constitute a requirement to close such Permitted Acquisition, but instead shall be created and/or perfected within ninety (90) days after the closing date of such Permitted Acquisition or before such later date as the Administrative Agent may reasonably agree, pursuant to reasonably satisfactory arrangements to be mutually agreed upon; (c) immediately after giving effect to such Acquisition on a Pro Forma Basis, the Total Leverage Ratio shall be either (x) no greater than 3.50:1.00 or (y) no greater than the Total Leverage Ratio immediately prior to such Acquisition; (d) after giving effect to such Acquisition, the Borrower and its Restricted Subsidiaries will be in compliance with Section 5.03; (e) immediately after giving effect to such Acquisition on a Pro Forma Basis, the Borrower shall be in Pro Forma Compliance with the Financial Covenant; and (f) the Borrower shall have delivered to the Administrative Agent final executed material documentation relating to such Acquisition reasonably promptly after request therefor by the Administrative Agent.

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Notwithstanding the foregoing, a Permitted Acquisition may include the direct or indirect acquisition of Non-Compliant Subsidiaries or Assets if and only to the extent that, at the time any such Permitted Acquisition is made, the aggregate amount of Acquisition Consideration relating to all such Permitted Acquisitions made or provided by any Loan Party to purchase or acquire any Non-Compliant Subsidiary or Assets and that is allocable to the purchase or acquisition of such Non-Compliant Subsidiaries or Assets (determined in accordance with GAAP and excluding amounts referred to in the proviso to this sentence), does not exceed (together with amounts invested in Non-Compliant Subsidiaries or Assets under clause 6.04(d) and (e)) the greater of (i) $100,000,000 and (ii) 5.00% of Consolidated Total Assets determined on a Pro Forma Basis for the most recently ended Test Period on or prior to the date of such Permitted Acquisition; provided that all or any portion of such consideration for the acquisition or purchase of such Non-Compliant Subsidiaries or Assets may also be funded in an amount not exceeding the then available Available Amount immediately prior to the consummation of such Permitted Acquisition. For purposes of this definition, “Non-Compliant Subsidiary or Asset” means (A) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition that will not become a Loan Party or (B) any assets acquired pursuant to a Permitted Acquisition that will not be owned by the Borrower or a Loan Party after giving effect to such Permitted Acquisition.

“Permitted Additional Equal Priority Obligations” means any Incremental Term Loans, Refinancing Term Loans, Refinancing Notes and any Incremental Equivalent Debt, in each case, to the extent secured by Liens on the Collateral ranking equal in priority with the Liens securing the Term Loan Obligations.

“Permitted Additional Junior Lien Obligations” means any Incremental Term Loans, Refinancing Term Loans, Refinancing Notes and any Incremental Equivalent Debt, in each case, to the extent secured by Liens on the Collateral ranking junior in priority with the Liens securing the Term Loan Obligations.

“Permitted Encumbrances” means (a) Liens imposed by law for Taxes by more than 30 days that are not overdue by more than 30 days or are being contested in compliance with Section 5.04 and for which, in any case, appropriate reserves have been established and maintained in accordance with GAAP; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04 and for which, in any case, appropriate reserves have been established and maintained in accordance with GAAP; (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (d) Liens incurred or deposits made to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, whether pursuant to statutory requirements, common law or consensual arrangements and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same; (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII; (f) easements, zoning restrictions, rights-of-way, charges, encumbrances, defects in title, prior rights of other Persons, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary; (g) leases or subleases granted to other Persons and not interfering in any material respect, individually or taken as a whole, with the business of the lessor or sublessor; (h) Liens arising from precautionary Uniform Commercial Code filings or similar filings relating to operating leases; (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (j) licenses of Intellectual Property in the ordinary course of business; (k) Liens in favor of banks or other financial institutions in the ordinary

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course of business consisting of rights of setoff or securing fees or other charges not constituting indebtedness; (l) Liens on insurance proceeds securing the payment of financed insurance premiums; (m) any interest or title of a lessor or sublessor under any lease of real property or personal property; (n) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements; (o) rights of consignors of goods in goods consigned, whether or not perfected by the filing of a financing statement or other registration, recording or filing; (p) Liens (i) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) in favor of banking institutions encumbering deposits (including the right of set-off); (q) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially detract from the value of the affected property or interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole; (r) Liens encumbering reasonable customary initial deposits and margin deposits and Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; (s) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business; (t) Liens solely on any cash earnest money deposits made by Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement; (u) Liens given to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of that Person in the ordinary course of its business; (v) operating leases of vehicles or equipment which are entered into in the ordinary course of the business and (w) customary restrictions in any license agreement with the Borrower as a licensee, including without limitation, with respect to the sale of Inventory (provided that the Borrower shall give the Administrative Agent prompt notice of the execution of any such license agreement).

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (a) except to the extent otherwise permitted under this Agreement, the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable and customary amounts paid and fees and expenses reasonably incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder (and the proceeds thereof shall be substantially contemporaneously applied to prepay such Refinanced Indebtedness, such interest, such premiums, such fees and expenses and such other reasonable amounts), (b) other than with respect to Permitted Refinancing Indebtedness of Indebtedness permitted under Section 6.01(e), Section 6.01(n) or Section 6.01(o), such Permitted Refinancing Indebtedness has a maturity no earlier and a Weighted Average Life to Maturity no shorter than the Refinanced Indebtedness, (c) if the Refinanced Indebtedness is unsecured, such Permitted Refinancing Indebtedness is unsecured, (d) if the Refinanced Indebtedness is subordinated to the Obligations, the Permitted Refinancing Indebtedness shall be subordinated to the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Indebtedness, (e) if the Refinanced Indebtedness is secured, such Permitted Refinancing Indebtedness is secured by no more collateral than the Refinanced

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Indebtedness, (f) if the Refinanced Indebtedness is subject to an intercreditor agreement, an authorized representative validly acting on behalf of the holders of such Permitted Refinancing Indebtedness shall become a party to such intercreditor agreement, (g) the terms and conditions of such Permitted Refinancing Indebtedness (other than with respect to pricing, premiums, fees, rate floors and optional prepayment or redemption terms) are, in the reasonable and good faith determination of the Borrower, no more restrictive (when taken as a whole) to the Borrower and its Subsidiaries than the terms and conditions applicable to the Refinanced Indebtedness (when taken as a whole) (except for covenants or other provisions applicable only to periods after the Maturity Date at the time of incurrence of such Permitted Refinancing Indebtedness) (provided that an Officer’s Certificate of the Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (g), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)) and (h) no Person that was not an obligor with respect to the Refinanced Indebtedness shall be an obligor under the Permitted Refinancing Indebtedness such that the primary obligors and guarantors in respect of such Permitted Refinancing Indebtedness remain the same (or constitute a subset thereof), except that any additional obligor may be added to the extent such additional obligor is or becomes a Loan Party.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Prior Claims” means all Liens created by applicable law (in contrast with Liens voluntarily granted) (or interests similar thereto under applicable law) including for amounts owing for employee source deductions, vacation pay, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, worker’s compensation, pension fund obligations and overdue rents.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the Test Period: (a) in making any determination of Consolidated EBITDA or any component thereof, effect shall be given to any Specified Transaction and any demonstrable “run rate” cost-savings, operating expense reductions or other cost synergies that are reasonably projected in good faith by the Borrower to be achieved in connection with the Transactions, other acquisitions or dispositions or other initiatives within twelve (12) months following the consummation of such transaction and which the Borrower determines in good faith are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Borrower as set forth in a certificate signed by a Financial Officer (calculated on a pro forma basis as though such cost-savings, operating expense reductions or other cost synergies had been realized on the first day of such period, net of the amount of actual benefits realized during such period from such transaction) and any costs incurred in connection with achieving such cost-savings, operating expense reductions or other cost synergies; (b) in making any determination on a Pro

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Forma Basis, of Pro Forma Compliance or of Pro Forma Effect, (i) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under the Loan Documents or otherwise) issued, incurred, assumed or repaid during the Test Period (or with respect to Indebtedness repaid, during the Test Period or subsequent to the end of the Test Period and prior to, or simultaneously with, the event for which the calculation of any such ratio is made) shall be deemed to have been issued, incurred, assumed or repaid at the beginning of the Test Period) and (ii) interest expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (i), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, (c)(i) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Closing Date, and not subsequently so Disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such entity on a Pro Forma Basis for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical pro forma basis; and (ii) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise Disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary to the extent not subsequently reacquired, reclassified or continued, in each case, during such period (each such Person (other than an Unrestricted Subsidiary), property, business or asset so sold, transferred or otherwise Disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical pro forma basis, and (d) notwithstanding anything to the contrary in this definition or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the asset sale, transfer, disposition or lease thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to the classification thereof as discontinued operations (and the Consolidated EBITDA or any component thereof attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such asset sale, transfer, disposition or lease shall have been consummated.

Notwithstanding the foregoing, any amounts added to Consolidated EBITDA pursuant to clause (a) above resulting from any cost-savings, operating expense reductions or other cost synergies (other than with respect to any event or transaction included in clauses (a) and (b) of the definition of “Specified Transaction” or any costs incurred in connection with achieving such cost-savings, operating expense reductions or other cost synergies) for which pro forma effect is being given (together with those already added back pursuant to the definition of “Consolidated EBITDA”) shall be limited to 20% of Consolidated EBITDA in the aggregate for any Test Period (calculated without giving effect to any such add-backs); provided that no cost-savings, operating expense reductions or other cost synergies shall be given pro forma effect to the extent duplicative of any amounts that are added back pursuant to the definition of Consolidated EBITDA.

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 4.01(c).

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“Projections” has the meaning assigned to such term in Section 5.01(e).

“Qualified ECP Guarantor” means, in respect of any Swap Agreement Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Agreement Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section la(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests of any Person other than Disqualified Capital Stock.

“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender.

“Refinance” or a “Refinancing” or “Refinanced” shall each have the meaning provided in the definition of “Permitted Refinancing Indebtedness.”

“Refinancing Effective Date” has the meaning assigned to such term in Section 2.20(a).

“Refinancing Note Holder” has the meaning assigned to such term in Section 2.20(b).

“Refinancing Notes” has the meaning assigned to such term in Section 2.20(a).

“Refinancing Term Loan Amendment” has the meaning assigned to such term in Section 2.20(a).

“Refinancing Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.20, to make Refinancing Term Loans to the Borrower.

“Refinancing Term Loan Lender” has the meaning assigned to such term in Section 2.20(b).

“Refinancing Term Loan Tranche” has the meaning assigned to such term in Section 2.20(b).

“Refinancing Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Register” has the meaning assigned to such term in Section 9.04.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Repricing Transaction” means (i) any prepayment or re-payment of the Initial Term Loans, in whole or in part, with the proceeds of, or conversion of such Initial Term Loans into, any Refinancing Term Loans or any other refinancing term loans, bearing interest with an Effective Yield less than the Effective Yield applicable to the Initial Term Loans and (ii) any amendment to the Initial Term Loans which reduces the Effective Yield applicable to the Initial Term Loans (and any assignment pursuant to Section 2.17(b) in connection therewith), in each case of clauses (i) and (ii), solely to the extent the primary purpose of such replacement or amendment, as reasonably determined by the Borrower in good faith, is to reduce the Effective Yield on the loans under the Term Facility. Notwithstanding the

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foregoing, no Repricing Transaction shall be deemed to have occurred in connection with any transaction that would, if consummated, constitute a Change of Control or any acquisition by the Borrower or one its Restricted Subsidiaries that either (a) is not permitted by the terms of this Agreement or any other Loan Document immediately prior to the consummation of such Acquisition or (b) if permitted by the terms of the this Agreement and the other Loan Documents immediately prior to the consummation of such Acquisition, would not provide the Borrower and the Restricted Subsidiaries with adequate flexibility under the this Agreement and the other Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Required Lenders” means, at any time, Lenders having Term Loans and unused Incremental Term Loan Commitments and Refinancing Term Loan Commitments representing more than 50% of the sum of all Loans outstanding and unused Incremental Term Loan Commitments and Refinancing Term Loan Commitments at such time; provided that with respect to any amendment, modification, supplement or waiver that solely affects the Lenders of any particular Tranche, “Required Lenders” means, at any time, Lenders having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding and unused Commitments under such Tranche at such time.

“Requirement of Law” means any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, any of the following officers: the Chief Executive Officer, the Chief Operating Officer, any Financial Officer, Chief Accounting Officer, any Executive Vice President, any Senior Vice President, the Controller, the Treasurer, any Vice President, the Secretary, any Director, the Assistant Secretary or such other Person as is authorized in writing by the Borrower to act on behalf of such Person and is reasonably acceptable to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower, or any option, warrant or other right to acquire any such Equity Interests in Holdings or any Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“S&P” means S&P Global Ratings and Standard and Poor’s Financial Services LLC business or any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by one or more of the or Persons referred to in clause (a) or (b) above.

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“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Agreement Obligations owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligation of such Loan Guarantor for purposes of determining the obligations of any Loan Party.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (d) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (e)  each Indemnitee, and (f) the successors and assigns of each of the foregoing.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the Effective Date, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Seller” means LVHM Moet Hennessy Louis Vuitton, Inc., a Delaware corporation.

“Seller Note” means the $75,000,000 seller note issued on the Effective Date.

“Seller Note Intercreditor Agreement” means the intercreditor agreement, dated as of the Effective Date, by and between the Administrative Agent, the ABL Administrative Agent, the Borrower and the holder of the Seller Note.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Secured Indebtedness as of the last day of the most recently ended Test Period on or prior to such date of determination, to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such Test Period.

“Sold Entity or Business” has the meaning provided in the definition of the term “Pro Forma Basis.”

“Solvent” means, at the time of determination:

(a)          each of the Fair Value and the Present Fair Saleable Value of the assets of a Person and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; and

(b)          such Person and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and

(c)          such Person and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

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Defined terms used in the foregoing definition shall have the meanings set forth in the Solvency Certificate delivered on the Effective Date pursuant to Section 4.01.

“Special Flood Hazard Area” has the meaning assigned to such term in Section 5.08.

“Specified Equity Contribution” has the meaning assigned to such term in Section 6.12.

“Specified Representations” means the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03(e), Section 3.08, Section 3.12, Section 3.13, Section, 3.16 and the last sentence of Section 3.18 (solely with respect to Sanctions maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State).

“Specified Transaction” means, with respect to any period, (a) the Transactions, and any Acquisition, Investment, sale, transfer or other disposition of assets or property other than in the ordinary course (as determined in good faith by the Borrower), (b) any merger or consolidation, or any similar transaction other than in the ordinary course (as determined in good faith by the Borrower), (c) any incurrence, issuance or repayment of Indebtedness, (d) any Restricted Payment or (e) any other event including any Disposition, in each case with respect to which the terms of the Loan Documents permitting such transaction require “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis” or to be given “Pro Forma Effect.”

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower or a Loan Party, as applicable.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that the following shall not be deemed a “Swap

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Agreement”: (i) any phantom stock or similar plan (including, any stock option plan) in connection with services provided by current or former directors, officers, employees or consultants of the Borrower or its Restricted Subsidiaries, (ii) any option or warrant agreement for the purchase of Equity Interests of the Borrower, (iii) the purchase of Equity Interests or Indebtedness (including securities convertible into Equity Interests) of Borrower pursuant to delayed delivery contracts, and (iv) any of the foregoing to the extent that it constitutes a derivative embedded in a convertible security issued by the Borrower.

“Swap Agreement Obligations” means any and all obligations of any Loan Party or any of its Restricted Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Syndication Agent” means each of JPMorgan Chase Bank, N.A., Bank of America, N.A., U.S. Bank National Association, HSBC Securities (USA) Inc., Wells Fargo Bank, N.A., KeyBank National Association and Capital One, National Association in its capacity as a co-syndication agent hereunder.

“Target” means Donna Karan International Inc., a Delaware corporation.

“Target Acquisition” means the acquisition by the Borrower of 100% of the Equity Interests of the Target pursuant to the Target Purchase Agreement.

“Target Debt Refinancing” means the settlement and/or repayment in full, immediately after giving effect to the Acquisition of all Financing Debt (as defined in the Target Purchase Agreement) in connection with the other Transactions and the termination of all commitments to extend credit under any documentation governing such Financial Debt and the termination and/or release of any security interests and guarantees in connection therewith.

“Target Purchase Agreement” means the Stock Purchase Agreement, dated as of July 22, 2016 and between the Borrower and the Seller.

“Target Purchase Agreement Representations” means the representations and warranties made by, or with respect to the Target, in the Target Purchase Agreement that are material to the interests of the Lenders, but only to the extent that the Borrower or its subsidiaries have the right (taking into account any applicable cure periods) to terminate its or their obligations under the Target Purchase Agreement or decline to consummate the transactions thereunder as a result of a breach of such representations in the Target Purchase Agreement.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Obligations” means the Obligations under this Agreement and the other Loan Documents.

“Term Loan Repayment Dates” means the Repayment Dates, the Refinancing Term Loan Repayment Dates, the Extended Term Loan Repayment Dates and the Incremental Term Loan Repayment Dates.

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“Term Loans” means the term loans made by the Lenders to the Borrower pursuant to this Agreement. Unless the context shall otherwise require, the term “Term Loans” shall include any Initial Term Loans, any Incremental Term Loans, any Refinancing Term Loans and any Extended Term Loans.

“Term Note” means a promissory note made by the Borrower in favor of a Lender, evidencing Term Loans made by such Lender, substantially in the form of Exhibit I.

“Test Period” means, for any date of determination under this Agreement, a single period consisting of the most recent four consecutive fiscal quarters of the Borrower for which financial statements have been required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable (whether or not such quarters are all within the same fiscal year), or, prior to the date on which financial statements have been delivered or have been required to be delivered pursuant to Section 5.01(a) and Section 5.01(b), the period of four consecutive fiscal quarters of the Borrower ended July 31, 2016.

“Total Indebtedness” means, as of any date of determination, the outstanding principal amount of funded Indebtedness for borrowed money, purchase money Indebtedness and the principal portion of financing leases, determined on a consolidated basis, of Borrower and its Restricted Subsidiaries less all unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries; provided that when calculating Total Indebtedness, the amount of (i) borrowings under the ABL Facility included in any such calculation shall be deemed to be the average daily amount drawn on the ABL Facility over the immediately preceding four quarter period and (ii) unrestricted cash and Cash Equivalents included in any such calculation shall be deemed to be the average daily amount held by the Borrower and its Restricted Subsidiaries over the immediately preceding four fiscal quarter period.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness as of the last day of the most recently ended Test Period, to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such Test Period.

“Total Secured Indebtedness” means, as of any date of determination, any Total Indebtedness that is secured by Liens on any assets or property of the Borrower and its Restricted Subsidiaries.

“Tranche” means the respective facilities and commitments utilized in making Initial Term Loans or Incremental Term Loans made pursuant to one or more tranches designated pursuant to the respective Incremental Term Loan Assumption Agreements in accordance with the relevant requirements specified in Section 2.19 (collectively, the “Initial Tranches” and, each, an “Initial Tranche”), and after giving effect to any Refinancing Term Loan Amendment pursuant to Section 2.20, shall include any group of Refinancing Term Loans refinancing, directly or indirectly, the same Initial Tranche having the same Maturity Date, interest rate and fees; provided that only in the circumstances contemplated by Section 2.20(b), Refinancing Term Loans may be made part of a then existing Tranche of Term Loans, and after giving effect to any Extension Offer pursuant to Section 2.21, shall include any group of Extended Term Loans extending the same Initial Tranche having the same Maturity Date, interest rate and fees.

“Transaction Expenses” means, the fees and expenses incurred in connection with the Transactions and the transactions contemplated thereby, including any original issue discount or upfront fees.

“Transactions” means (a) the execution, delivery and performance by the Loan Parties of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the granting of Liens by the Loan Parties under the Loan Documents, (b) the execution, delivery and performance by the Loan Parties of the ABL Documents to which they are a party, the borrowing of loans thereunder, the use of the proceeds thereof and the granting of Liens by the Loan Parties under the ABL Documents, (c) the consummation of

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the Target Acquisition and the transactions contemplated by the Acquisition Agreement, (d) the issuance and sale of the Seller Note, (e) the Target Debt Refinancing, (f) the Existing ABL Refinancing, (g) the payment of Transaction Expenses and (h) the consummation of the other transactions contemplated by this Agreement and the other Loan Documents.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that has been designated as an Unrestricted Subsidiary in accordance with Section 5.12.

“U.S. Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02         Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Borrowing”).

Section 1.03         Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and

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“including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) references to any laws shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such laws.

Section 1.04         Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the Effective Date there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Restricted Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (iii) in a manner such that any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations. For the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the Consolidated Net Income of such Person or business shall not be excluded from the calculation of Consolidated Net Income until such Disposition shall have been consummated, except as required by the definition of “Pro Forma Basis”.

Section 1.05         Certain Calculations.

(a)  Notwithstanding anything to the contrary herein, the Financial Covenant or any other financial ratio or test shall be calculated on a Pro Forma Basis; provided that notwithstanding the foregoing, when calculating the Financial Covenant for purposes of determining compliance with Section

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6.12, any related adjustment contemplated in the definition of Pro Forma Basis that occurred subsequent to the end of the applicable Test Period shall not be given Pro Forma Effect. In making any determination on a Pro Forma Basis, or Pro Forma Compliance or of Pro Forma Effect, calculations shall be made in good faith by a Responsible Officer.

(b)  For purposes of any determination Article V, VI or VII or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts incurred or proposed to be incurred in currencies other than U.S. Dollars shall be translated into Dollars at the exchange rate then in effect on the date of such determination (as determined in good faith by the Borrower); provided, however, that (x) for purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, Disposition, Restricted Payment or payment under Section 6.07(b) in a currency other than U.S. Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition, Restricted Payment or payment under Section 6.07(b) is made, and (y) for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of the Indebtedness that is incurred to refinance such Indebtedness does not exceed the principal amount (or accreted amount) of such Indebtedness being refinanced, except by an amount equal to the accrued interest, dividends and premium (including tender premiums), if any, thereon plus defeasance costs, underwriting discounts and other amounts paid and fees and expenses (including OID, closing payments, upfront fees and similar fees) incurred in connection with such refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder.

Section 1.06        Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day (unless the next succeeding Business Day would be in the next calendar month, in which case such payment is due on the immediately preceding Business Day.

Section 1.07          Negative Covenant Compliance. For purposes of determining whether the Borrower and its Restricted Subsidiaries comply with any exception to Article VI (other than the Financial Covenant) where compliance with any such exception is based on a financial ratio or metric being satisfied as of a particular point in time, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests and (b) correspondingly, any such ratio and metric shall only prohibit the Borrower and its Restricted Subsidiaries from creating, incurring, assuming, suffering to exist or making, as the case may be, any new, for example, Liens, Indebtedness or Investments, but shall not result in any previously permitted, for example, Liens, Indebtedness or Investments ceasing to be permitted hereunder. For avoidance of doubt, with respect to determining whether the Borrower and its Restricted Subsidiaries comply with any negative covenant in Article VI (other than the Financial Covenant), to the extent that any obligation or transaction could be attributable to more than one exception to any such negative covenant, the Borrower may elect at the time of the making thereof to categorize all or any portion of such obligation or transaction to any one or more exceptions to such negative covenant that permit such obligation or transaction.

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In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement that requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date on which the definitive acquisition agreements for such Limited Condition Acquisition are entered. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (a), and any Default or Event of Default occurs following the date on which the definitive acquisition agreements for the applicable Limited Condition Acquisition were entered into and prior to or on the date of the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

In connection with any action being taken solely in connection with a Limited Condition Acquisition, for purposes of:

(a)  determining compliance with any provision of this Agreement which requires the calculation of the First Lien Leverage Ratio, the Senior Secured Leverage Ratio or the Total Leverage Ratio; or

(b)  testing availability under baskets set forth in this Agreement;

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated. For the further avoidance of doubt, in the absence of an LCA Election, unless specifically stated in the Loan Documents to be otherwise, all determinations of compliance with (x) any First Lien Leverage Ratio, the Senior Secured Leverage Ratio or the Total Leverage Ratio test, (y) any representations and warranties, or any requirement regarding the absence of defaults or events of

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default or (z) any availability tests under baskets shall be made as of the applicable date of incurrence of indebtedness, making of payment or consummation of acquisitions, as applicable.

ARTICLE II

THE CREDITS

Section 2.01         Commitments.

(a)  Subject to the terms and conditions set forth herein, each Lender agrees to make an Initial Term Loan to the Borrower on the Effective Date in a principal amount equal to such Lender’s Initial Term Loan Commitment. Amounts paid ore prepaid in respect of Initial Term Loans may not be reborrowed.

(b)  Each Lender having an Incremental Term Loan Commitment pursuant to Section 2.19, severally and not jointly, hereby agrees, subject to the terms and conditions herein and in the applicable Incremental Term Loan Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

Section 2.02         Loans.

(a)  Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Term Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Term Loan required to be made by such other Lender). The Term Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 (except, with respect to any Incremental Term Borrowing or any Borrowing of Refinancing Term Loans, to the extent otherwise provided in the related Incremental Term Loan Assumption Agreement or Refinancing Term Loan Amendment, as applicable) or (ii) equal to the remaining available balance of the applicable Commitments.

(b)  Subject to Sections 2.11 and 2.12 each Borrowing shall be comprised entirely of ABR Term Loans or Eurodollar Term Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings (or such greater number as the Administrative Agent may agree) per Tranche of Loans outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)  Each Lender shall, not later than 10:00 a.m., New York City time, make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request.

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Section 2.03         Borrowing Procedure; Conversion and Continuation. (a) In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 9:00 a.m., New York City time, one Business Day before a proposed Borrowing; provided, however, that if the Borrower wishes to request Eurodollar Borrowing having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 (noon), New York City time, four Business Days prior to the requested date of such Borrowing, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 (noon), New York City time, three Business Days before the requested date of such Borrowing, the Administrative Agent shall notify the Borrower (which notice shall be in writing) whether or not the requested Interest Period has been consented to by all the applicable Lenders. Each such written Borrowing Request delivered to the Administrative Agent shall be irrevocable (but may be conditional) and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing or an Incremental Term Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) other than with respect to a Borrowing constituting a continuation of an existing Borrowing, the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

(b)  The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least one Business Day’s prior irrevocable notice of such election; provided that any such conversion of a Borrowing of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurodollar Loan (i) at the request of the Administrative Agent or the Administrative Agent on behalf of the Required Lenders, when any Event of Default has occurred and is continuing, (ii) when any Event of Default relating to the Borrower described in clauses (h) or (i) of Section 7.01 has occurred and is continuing or (iii) after the date that is one month prior to the final scheduled termination or maturity date of such Loan. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof. The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the definition of “Interest Period”, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) at the request of the Administrative Agent or the Administrative Agent on behalf of the Required Lenders, when any Event of Default has occurred and is continuing, (ii) when any Event of Default relating to the Borrower described in clauses (h) or (i) of Section 7.01 has occurred and is continuing or (iii) after the date that is one month prior to the final scheduled termination or maturity date of such Loan; provided, further, and subject to this Section 2.03, that (i) if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to ABR Loans on the last day of such then expiring Interest

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Period and (ii) if the Borrower shall fail to give any required notice as described in this Section 2.03, such Loans shall be converted or continued automatically to a Eurodollar Loan with an Interest Period of three months’ duration. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

Section 2.04         Evidence of Debt; Repayment of Loans.

(a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.06.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)  The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Term Loans in accordance with their terms.

(e)  The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans of such Lender, with appropriate insertions as to date and principal amount; provided that the obligations of the Borrower in respect of each Loan shall be enforceable in accordance with the Loan Documents whether or not evidenced by any Note.

Section 2.05         Termination and Reduction of Commitments.

(a)  The Initial Term Loan Commitments shall automatically terminate upon the earlier of (i) the making of the Initial Term Loans as specified in Section 2.01(a) and (ii) 11:59 pm, New York City time, on December 8, 2016. Any Incremental Term Loan Commitments or Refinancing Term Loan Commitments shall terminate as provided in the related Incremental Term Loan Assumption Agreement or Refinancing Term Loan Amendment, as applicable.

(b)  Upon at least three Business Days’ prior irrevocable written notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments of any Tranche; provided, however, that each partial reduction of the Commitments of any Tranche shall be in an integral multiple of $500,000 and in a minimum amount of $1,000,000.

(c)  Each reduction in applicable Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments.

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Section 2.06         Repayment and Amortization of Loans.

(a)  (i) The Borrower shall pay to the Administrative Agent, for the account of the applicable Lenders, on the last Business Day of each March, June, September and December (or, in the case of the last installment, on the Maturity Date) (each such date being called a “Repayment Date”), commencing on March 31, 2017, a principal amount of the Initial Term Loans equal to 0.625% of the original aggregate principal amount of the Initial Term Loans on the Effective Date (as adjusted from time to time pursuant to Sections 2.07, 2.08(e)).

(ii) The Borrower shall pay to the Administrative Agent, for the account of the applicable Incremental Term Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.07 and 2.08(e)) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement.

(iii) The Borrower shall pay to the Administrative Agent, for the account of the applicable Refinancing Term Loan Lenders, on each Refinancing Term Loan Repayment Date, a principal amount of the Refinancing Term Loans (as adjusted from time to time pursuant to Sections 2.07 and 2.08(e)) equal to the amount set forth for such date in the applicable Refinancing Term Loan Amendment.

(iv) The Borrower shall pay to the Administrative Agent, for the account of the applicable Extending Lenders, on each Extended Term Loan Repayment Date, a principal amount of the Extended Term Loans (as adjusted from time to time pursuant to Sections 2.07 and 2.08) equal to the amount set forth for such date in the applicable Extension Offer.

(b)  To the extent not previously paid, all Term Loans shall be due and payable on the Maturity Date applicable to such Term Loans, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c)  All repayments pursuant to this Section 2.06 shall be subject to Section 2.12, but shall otherwise be without premium or penalty.

Section 2.07         Voluntary Prepayment.

(a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice in the case of Eurodollar Term Loans, or written or fax notice at least one Business Day prior to the date of prepayment in the case of ABR Term Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.

(b)  Each voluntary prepayment in respect of any Class of Term Loans shall be applied to reduce the required amortization amounts thereunder in such order as the Borrower may determine and may be applied to any Class of Term Loans as directed by the Borrower. For the avoidance of doubt, the Borrower may (i) prepay Term Loans of an existing Class of Term Loans without any requirement to prepay Extended Term Loans that were converted or exchanged from such existing Class of Term Loans and (ii) prepay Extended Term Loans without any requirement to prepay Term Loans of an existing Class of Term Loans that were converted or exchanged for such Extended Term Loans. In the event that the Borrower does not specify the order in which to apply prepayments to reduce required amortization amounts or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such

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proceeds be applied to reduce the required amortization amounts in direct order of maturity and/or a pro rata basis among Classes of Term Loans.

(c)  Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid. All prepayments under this Section 2.07 shall be subject to Sections 2.09(a) and 2.13 but otherwise without premium or penalty. All prepayments under this Section 2.07 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.08         Mandatory Prepayments.

(a)  Within 365 days after the receipt of any Net Cash Proceeds from any Asset Sale or Event of Loss by the Borrower or any Restricted Subsidiary, in each case in excess of $2,500,000 in the aggregate for any fiscal year, the Borrower (or the applicable Restricted Subsidiary, as the case may be) shall apply those Net Cash Proceeds at its option:

(i) deliver to the Administrative Agent a certificate of a Responsible Officer to the effect that the Borrower or applicable Restricted Subsidiary intends to apply such Net Cash Proceeds (or a portion thereof specified in such certificate), within 365 days after receipt of such Net Cash Proceeds (and, in the case of any commitment to reinvest, so reinvest within 180 days after the end of such 365 day period), to invest in or rebuild property useful in the business of the Borrower and its Restricted Subsidiaries;

(ii) to repay Permitted Additional Equal Priority Obligations in an amount not to exceed the product of (A) the quotient equal to (x) the principal amount of Permitted Additional Equal Priority Obligations then outstanding divided by (y) the sum of (1) the principal amount of Permitted Additional Equal Priority Obligations then outstanding and (2) the aggregate principal amount of Term Loans then outstanding, multiplied by (y) the Net Cash Proceeds received from such Asset Sale or Event of Loss with the remaining Net Cash Proceeds applied to repay the Loans in accordance with clauses (e) and (f) below; and/or

(iii) to repay, prepay or otherwise acquire for value Term Loan Obligations;

provided that any binding commitment to apply Net Cash Proceeds to invest in accordance with clause (i) of this Section 2.08(a) shall be treated as a permitted final application of Net Cash Proceeds from the date of such commitment so long as the Borrower or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of such commitment, provided, further, that if such commitment is later cancelled, terminated or otherwise not consummated after the 365-day period for any reason, then such Net Cash Proceeds shall constitute Excess Proceeds (as defined below).

Any such Net Cash Proceeds not applied within the deadlines described in the preceding paragraphs of this Section 2.08(a) shall constitute “Excess Proceeds”; provided that, at its option, the Borrower may characterize any Net Cash Proceeds from an Asset Sale or an Event of Loss as Excess Proceeds prior to the expiration of such deadlines. The Borrower shall, in accordance with Sections 2.08(e) and 2.08(f) and subject to Section 2.08(g), prepay the Term Loans with all such Excess Proceeds. After such prepayment (or election by any Lenders not to accept such prepayment pursuant to Section 2.08(g)), the Borrower may apply any such Excess Proceeds remaining in any manner permitted by this Agreement, and the amount of Excess Proceeds shall be reset to zero.

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(b)  No later than five Business Days after the date on which the annual financial statements are, or are required to be, delivered pursuant to Section 5.01(a) with respect to a fiscal year of the Borrower, commencing with the fiscal year ending January 31, 2018 (each such fiscal year, an “Excess Cash Flow Period”), the Borrower shall prepay outstanding Loans in accordance with Sections 2.08(e) and 2.08(f) in an aggregate principal amount equal to (x) 75% (such percentage, as it may be adjusted below, the “Required Percentage”) of Excess Cash Flow for such Excess Cash Flow Period minus (y) the sum of (without duplication of any amounts previously deducted pursuant to this clause (y) in respect of any prior Excess Cash Flow Period) (1) the aggregate amount of all voluntary prepayments of Loans made pursuant to Section 2.07 during such Excess Cash Flow Period, and (2) the aggregate amount of all voluntary prepayments of Loans made pursuant to Section 2.07 during the period after the end of such Excess Cash Flow Period but before the date of such prepayment under this Section 2.08(b), but only, in each case under this clause (y), to the extent that such prepayments are made from Internally Generated Cash; provided that the Required Percentage shall be reduced to (i) 50% if the Senior Secured Leverage Ratio as of the last day of the applicable Excess Cash Flow Period was less than 3.00:1.00, (ii) 25% if the Senior Secured Leverage Ratio as of the last day of the applicable Excess Cash Flow Period was less than 2.75:1.00, and (iii) 0% if the Senior Secured Leverage Ratio as of the last day of the applicable Excess Cash Flow Period was less than 2.25:1.00.

(c)  In the event that the Borrower or any Restricted Subsidiary shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of the Borrower or any Restricted Subsidiary that is not permitted pursuant to Section 6.01 (or shall receive proceeds of Refinancing Term Loans or Refinancing Notes, the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day after) the receipt of such Net Cash Proceeds by the Borrower or such Restricted Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Sections 2.08(e) and 2.08(f).

(d)  [Reserved].

(e)  (i) Mandatory prepayments of outstanding Loans under this Agreement (other than a prepayment of Term Loans from Refinancing Term Loans or Refinancing Notes required by Section 2.08(c)) shall be allocated to the Classes of Term Loans outstanding, pro rata, based upon the applicable remaining amounts due in respect of each such Class of Term Loans (excluding any Class of Term Loans that has agreed to receive a less than pro rata share of any such mandatory prepayment), shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled principal repayment amounts within each such Class in accordance with Section 2.08(f) and (ii) each prepayment of Term Loans required by Section 2.08(c) shall be allocated to any Class of Term Loans outstanding as directed by the Borrower, and, for the avoidance of doubt, may be applied to any specific Class of Term Loans prior to the application to any Extended Term Loans resulting from the extension of the Maturity Date of such Class of Term Loans, (in each case subject to the requirement that the proceeds of any Indebtedness incurred to refinance a specific Class of Loans (including Refinancing Term Loans and Refinancing Notes) shall be applied to prepay the Loans of such Class), and all such payments required by Section 2.08(c) shall be applied pro rata to Lenders within each such Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled principal repayment amounts within each such Class in accordance with Section 2.08(f).

(f)          The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.08, (i) a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the paragraph of this Section 2.08 under which such prepayment is being made, the calculation of the amount of such prepayment and (ii) (to the extent

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practicable) at least three Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Term Loan being prepaid, the principal amount of each Term Loan (or portion thereof) to be prepaid and the order of application of such prepayment to the remaining scheduled installments of principal in respect thereof. All prepayments of Borrowings under this Section 2.08 shall be subject to Sections 2.09(a) and 2.13, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(g)  With respect to any prepayment of the Term Loans pursuant to this Section 2.08 (including any prepayment of Term Loans described in Section 2.08(a)(iii), but excluding any prepayments of Term Loans pursuant to Section 2.08(c) with the proceeds of Refinancing Term Loans or Refinancing Notes), any Lender, at its option, may elect not to accept such prepayment. Upon receipt by the Administrative Agent of any such prepayment of the Term Loans, the amount of the prepayment that is available to prepay the Term Loans (the “Prepayment Amount”) shall be deposited in an account with the Administrative Agent on terms reasonably satisfactory to the Administrative Agent and the Borrower, pending application of such amount on the Prepayment Date as set forth below and promptly after the date of such receipt, the Administrative Agent shall notify the Lenders of the amount available to prepay the Term Loans and the date on which such prepayment shall be made (the “Prepayment Date”), which date shall be 10 Business Days after the date of such receipt. Any Lender declining such prepayment (a “Declining Lender”) shall give written notice to the Administrative Agent by 12:00 (noon), New York City time, on the Business Day immediately preceding the Prepayment Date. Any amount not declined in writing within 5 Business Days of such notice of prepayment shall be deemed accepted. On the Prepayment Date, an amount equal to that portion of the Prepayment Amount accepted by the Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) to prepay Term Loans owing to such Accepting Lenders shall be withdrawn from the applicable account and applied ratably to prepay Term Loans owing to such Accepting Lenders in the manner described in this Section 2.08 for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders shall, subject to any prepayment requirements of any other Indebtedness of the Borrower permitted under this Agreement, be retained by the Borrower.

(h)  To the extent that any of or all the Net Cash Proceeds of any Asset Sale by an Excluded Subsidiary giving rise to a requirement to make a mandatory prepayment pursuant to Section 2.08(a) (a “Excluded Subsidiary Asset Sale”), the Net Cash Proceeds of any Event of Loss from an Excluded Subsidiary (a “Excluded Subsidiary Recovery Event”) or Excess Cash Flow, are prohibited, delayed or restricted by applicable local law, rule or regulation from being repatriated to the United States or from being distributed to a Loan Party, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.08 but may be retained by the applicable Excluded Subsidiary so long, but only so long, as the applicable local law, rule or regulation will not permit repatriation to the United States or distribution to a Loan Party (the Borrower hereby agreeing to cause the applicable Excluded Subsidiary to promptly take all commercially reasonable actions required by the applicable local law, rule or regulation to permit such repatriation or distribution), and once such repatriation or distribution of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, rule or regulation, such repatriation or distribution will be immediately effected and such repatriated or distributed Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation or distribution) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans (and, if applicable, such other Indebtedness as is contemplated by this Section 2.08) pursuant to this Section 2.08(h) and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Excluded Subsidiary Asset Sale, any Excluded Subsidiary Event of Loss or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow (but

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only for so long as such material adverse tax cost consequence exists), the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Non-Credit Party; provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds from any Excluded Subsidiary Asset Sale or Excluded Subsidiary Event of Loss so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.08(a) (or, in the case of Excess Cash Flow, a date on or before the date that is six months after the date such Excess Cash Flow would have been so required to be applied to prepayments pursuant to Section 2.08(b) unless previously repatriated in which case such repatriated Excess Cash Flow shall have been promptly applied to the repayment of the Term Loans pursuant to Section 2.08(b)), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Excluded Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Excluded Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Excluded Subsidiary.

Section 2.09         Fees.

(a)  In the event that the Term Loans are prepaid in whole or in part pursuant to Section 2.07(a) or Section 2.08(c), or in the event of an assignment of Term Loans pursuant to Section 2.17(a)(iv), in each case, in connection with a Repricing Transaction or an increase in the Seller Note on or prior to the twelve month anniversary of the Effective Date, the Borrower shall pay to the relevant Lenders a prepayment fee (the “Prepayment Fee”) equal to 1.00% of the principal amount so prepaid or assigned.

(b)  All such Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.10         Interest.

(a)  The Term Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Term Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)  Notwithstanding the foregoing, during the occurrence and continuance of a Payment or Bankruptcy Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all overdue principal shall bear interest at 2% plus the rate otherwise applicable to such principal as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount overdue hereunder, such overdue amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(d)  Accrued interest on each Loan (for ABR Loans, accrued through the last Business Day of the prior calendar quarter) shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

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(e)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.11         Alternate Rate of Interest. If in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof:

(a)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)  the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans or Interest Periods), and (ii) in the event of a determination described in the preceding sentence with respect to the LIBO Rate component of the Alternate Base Rate, the utilization of the LIBO Rate component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders in the case of clause (b) above) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans (to the extent of the affected Eurodollar Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein.

Section 2.12         Increased Costs; Illegality, Etc.

(a)  If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)         impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or participation therein; or

(iii)        subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, or (B) Excluded Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Eurodollar Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise),

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then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Eurodollar Loans or to convert ABR Term Loans to Eurodollar Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Term Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Alternate Base Rate, the interest rate on such ABR Term Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Loans of such Lender to ABR Term Loans (the interest rate on which ABR Term Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so converted.

(c)  If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into account such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(d)  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 business days after receipt thereof.

(e)  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as the case may be,

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notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f)  Notwithstanding the foregoing, no Lender shall be entitled to seek compensation under this Section 2.12 based on the occurrence of a Change in Law arising solely from (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines or directives thereunder or issued in connection therewith or (y) Basel III or any requests, rules, guidelines or directives thereunder or issued in connection therewith, unless such Lender is generally seeking compensation from other borrowers in the U.S. leveraged loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 2.12.

Section 2.13         Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Term Loan to an ABR Term Loan, or the conversion of the Interest Period with respect to any Eurodollar Term Loan, in each case other than on the last day of the Interest Period in effect therefor, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

Section 2.14         Taxes.

(a)  Withholding of Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

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(b)  Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law (or at the option of the Administrative Agent timely reimburse it for the payment thereof).

(c)  Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)  Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.14(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.14(d) shall be paid within 10 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)  Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.14(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)  Status of Lenders.(i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A) through (E) and (G) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.14(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence

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or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)         Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or W8-BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” Article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” Article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or W-8BEN-E, as applicable and (2) a tax certificate substantially in the form of Exhibit F-1 to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”);

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself, (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender, and (3) a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a tax certificate substantially in the form of Exhibit F-4 on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(G) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the

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time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)  Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including additional amounts paid pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.14(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.14(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.14(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)  Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.15         Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of the same Tranche of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall notify the Administrative Agent of such fact and promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans of the applicable Tranche held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans under such Tranche prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.15 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.15 shall not be construed to apply to any payment made by the Borrower to a

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Lender in its capacity as such pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

Section 2.16         Payments.

(a)  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, the Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m., New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at the Administrative Agent’s Office. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender. All payments received by the Administrative Agent after 2:00 p.m., New York City time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)  Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest.

Section 2.17         Mitigation Obligations; Replacement of Lenders.

(a)          If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b)  If any Lender requests compensation under Section 2.12, or if the Borrower are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.18         Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Term Loan Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.18 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.18 shall survive the termination of this Agreement.

Section 2.19         Incremental Term Loans.

(a)  The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments in an aggregate amount (together with the aggregate principal amount of Incremental Equivalent Debt incurred and outstanding pursuant to Section 6.01(b)(i) not to exceed the Incremental Amount from one or more Incremental Term Lenders). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or such lesser amount equal to the remaining Incremental Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective, and (iii) whether such Incremental Term Loan Commitments are commitments to make additional Term Loans or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”); provided that, other than with respect to the terms specified in clauses (i) through (v) of Section 2.19(b), the terms of any Other Term Loans shall be reasonably satisfactory to the Borrower and the Administrative Agent.

(b)  The Borrower may seek Incremental Term Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders in connection therewith. The Borrower, the Administrative Agent and each Incremental Term Lender shall execute and deliver an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term

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Loan Commitment of each Incremental Term Lender. The terms and provisions of the Incremental Term Loans shall be identical to those of the Term Loans except as otherwise set forth herein or in the Incremental Term Loan Assumption Agreement. Without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans shall be no earlier than the Maturity Date applicable to the Initial Term Loans, (ii) the Weighted Average Life to Maturity of the Other Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans, (iii) the prepayment provisions may provide for the ability to participate on a pro rata basis or less than a pro rata basis (but not greater than pro rata basis) in any mandatory prepayments of the Initial Term Loans, (iv) in the case of any Other Term Loans, if (A) the Effective Yield on such Other Term Loans exceeds (B) the Effective Yield of the Initial Term Loans (the amount of such excess of clause (A) over clause (B) being referred to herein as the “Yield Differential”) by more than 0.50%, then the Applicable Rate then in effect for Initial Term Loans shall automatically be increased such that the Yield Differential, after giving effect to such increase, is no more than 0.50%, effective upon the making of the Other Term Loans, and (v) the Other Term Loans shall rank equal in priority in right of payment and security with the Initial Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment and the Incremental Term Loans evidenced thereby, and the Administrative Agent and the Borrower may, without the consent of any other Loan Party, Agent or Lender, revise this Agreement to evidence such amendments.

(c)  Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.19 unless (i) on the date of such effectiveness, no Default or Event of Default shall have occurred and be continuing, (ii) all representations and warranties made by the Loan Parties in the Loan Documents shall be true and correct in all material respects (provided that any representations and warranties already qualified by materiality or material adverse effect shall be true and correct in all respects), (iii) on the date of such effectiveness the Borrower is in Pro Forma Compliance with the Financial Covenant, and (iv) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Effective Date under Section 4.01; provided, that, in the case of an Incremental Term Commitment the proceeds of which are used to finance a Permitted Acquisition or other Investment (except where customary “Sungard” or “certain funds” conditionality is otherwise agreed to by the Lenders providing such Incremental Term Commitment, in which case such limited conditionality shall apply), (A) the condition in clause (i) above shall be limited to no Payment or Bankruptcy Event of Default having occurred and being continuing and (B) the condition in clause (ii) above shall be modified to solely require the accuracy in all material respects of customary “specified representations” (provided that any “specified representations” already qualified by materiality or material adverse effect shall be true and correct in all respects).

(d)  Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Initial Term Loans on a pro rata basis. This may be accomplished by requiring each outstanding Eurodollar Term Borrowing to be converted into an ABR Term Borrowing on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Eurodollar Term Borrowing on a pro rata basis. Any conversion of Eurodollar Term Loans to ABR Term Loans required by the preceding sentence shall be subject to Section 2.13. If any Incremental Term Loan is to be allocated to an existing Interest Period for a Eurodollar Term Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Term Loan Assumption Agreement. In addition, to the extent

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any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.06(a)(i) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Lenders were entitled before such recalculation. The Incremental Term Loan Assumption Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section (including (i) to increase the Effective Yield of the applicable Class of Term Loans to the extent necessary in order to ensure that any applicable Class of Incremental Term Loans are “fungible” with such existing Class of Term Loans and/or (ii) to add or extend “soft call” or add or extend any other “call protection”, in either case for the benefit of any existing Class of Term Loans).

(e)  This Section 2.19 shall supersede any provisions in Section 2.15 or 9.02 to the contrary.

Section 2.20         Refinancing Facilities.

(a)  The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more additional Tranches of Term Loans under this Agreement (“Refinancing Term Loans”) or an increase in the Seller Note or one or more series of debt securities (such increase in the Seller Note or such debt securities, “Refinancing Notes”), which Refinance, or are in exchange for, in whole or in part, one or more Tranches of Term Loans (including any Incremental Term Loans, Extended Term Loans or then existing Refinancing Term Loans) under this Agreement and any accrued and unpaid interest and a reasonable premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred (including any original issue discount and upfront fees) in connection with the Refinancing Term Loans and/or Refinancing Notes. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made or the Refinancing Notes shall be issued, which shall be a date not less than three Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i)          the Weighted Average Life to Maturity of such Refinancing Term Loans and/or Refinancing Notes shall not be shorter than the remaining Weighted Average Life to Maturity of the Term Loans being refinanced and the Refinancing Term Loans and/or Refinancing Notes shall not have a final maturity before the Maturity Date applicable to the Term Loans being refinanced;

(ii)         such Refinancing Term Loans and/or Refinancing Notes shall have pricing (including interest rates, fees and premiums), amortization, optional prepayment, mandatory prepayment and redemption terms as may be agreed to by the Borrower and the relevant Refinancing Term Loan Lenders (as defined below) and/or Refinancing Note Holders (as defined below);

(iii)        such Refinancing Term Loans and/or Refinancing Notes shall not be guaranteed by any Person other than the Loan Parties;

(iv)        in the case of any such Refinancing Term Loans and/or Refinancing Notes that are secured, such Refinancing Term Loans and/or Refinancing Notes are secured by only assets comprising Collateral, and not secured by any property or assets of the Borrower or any of its Subsidiaries other than the Collateral;

(v)         all other terms and conditions of such Refinancing Term Loans and/or Refinancing Notes (other than with respect to pricing, premiums, fees, rate floors and optional or mandatory

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prepayment or redemption terms) shall be, in the reasonable and good faith determination of the Borrower, no more restrictive (when taken as a whole) to the Borrower and its Subsidiaries than the terms and conditions applicable to the Term Loans being refinanced (when taken as a whole) (except for covenants or other provisions applicable only to periods after the Maturity Date) (provided that an Officer’s Certificate of the Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Refinancing Term Loans or Refinancing Notes, as applicable, together with a reasonably detailed description of the material terms and conditions of such Refinancing Term Loans or Refinancing Notes or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (i), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)); provided that Refinancing Term Loans and/or Refinancing Notes may rank equal or junior in right of payment and/or security with the remaining Term Loans or may be unsecured so long as, in the case of Refinancing Term Loans or Refinancing Notes that are secured by a Lien on the Collateral, such Refinancing Term Loans or Refinancing Notes are subject to a Customary Intercreditor Agreement (provided that an Officer’s Certificate of the Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (v), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).

(b)  The Borrower may approach any Lender or any other Person (with respect to Refinancing Term Loans that would be an Eligible Assignee of Term Loans) to provide all or a portion of the Refinancing Term Loans (a “Refinancing Term Loan Lender”) or Refinancing Notes (a “Refinancing Note Holder”). Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated a Tranche (a “Refinancing Term Loan Tranche”) of Refinancing Term Loans for all purposes of this Agreement; provided that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Term Loan Amendment (as defined below), be designated as an increase in any previously established Refinancing Term Loan Tranche of Refinancing Term Loans made to the Borrower.

(c)  The Administrative Agent and the Lenders hereby consent to the transactions contemplated by Section 2.20(a) (including, for the avoidance of doubt, the payment of interest, fees, amortization or premium in respect of the Refinancing Term Loans and Refinancing Notes on the terms specified by the Borrower) and hereby waive the requirements of this Agreement or any other Loan Document that may otherwise prohibit any transaction contemplated by Section 2.20(a). The Refinancing Term Loans shall be established pursuant to an amendment to this Agreement among the Borrower, the Administrative Agent and the Refinancing Term Loan Lenders providing such Refinancing Term Loans (a “Refinancing Term Loan Amendment”) which shall be consistent with the provisions set forth in Section 2.20(a). The Refinancing Notes (excluding the Seller Note) shall be established pursuant to an indenture which shall be consistent with the provisions set forth in Section 2.20(a). Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Administrative Agent, the Loan Parties party thereto and the other parties hereto without the consent of any other Lender and the Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of Section 2.20, including in order to establish new Tranches or sub-Tranches in respect of the Refinancing Term Loans and such technical amendments as

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may be necessary or appropriate in connection therewith and to adjust the amortization schedule in Section 2.06(a) (insofar as such schedule relates to payments due to Lenders the Term Loans of which are refinanced with the proceeds of Refinancing Term Loans; provided that no such amendment shall reduce the pro rata share of any such payment that would have otherwise been payable to the Lenders the Term Loans of which are not refinanced with the proceeds of Refinancing Term Loans). The Administrative Agent shall be permitted, and each is hereby authorized, to enter into such amendments with the Borrower to effect the foregoing. Notwithstanding the foregoing, no Refinancing Term Loan Amendment shall become effective under this Section 2.20 unless (i) on the date of such effectiveness, no Default or Event of Default shall have occurred and be continuing, (ii) all representations and warranties made by the Loan Parties in the Loan Documents shall be true and correct in all material respects (provided that any representations and warranties already qualified by materiality or material adverse effect shall be true and correct in all respects), and (iii) except as otherwise specified in the applicable Incremental Term Loan Assumption Agreement, the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Effective Date under Section 4.01.

(d)  This Section 2.20 shall supersede any provisions in Section 2.15 or 9.02 to the contrary.

Section 2.21         Extension of Loans.

(a)  Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Loans of the same Tranche on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans with the same Maturity Date) and on the same terms to each such Lender, the Borrower may from time to time with the consent of any Lender that shall have accepted such offer extend the maturity date of any Loans and otherwise modify the terms of such Loans of such Lender pursuant to the terms of the relevant Extension Offer (including, without limitation, by changing the pricing, premium, fees and interest rate floors and/or modifying the amortization schedule in respect of such Loans) (each, an “Extension”, with each group of Loans as so extended, as well as the original Loans not so extended, being a separate Tranche and any Extended Term Loans shall constitute a separate Tranche of Loans from the Tranche of Loans from which they were converted), so long as the following terms are satisfied: (i) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (ii), (iii) and (iv), be determined by the Borrower and set forth in the relevant Extension Offer), the Loans of any Lender that agrees to an Extension with respect to such Loans (an “Extending Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Tranche of Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the Maturity Date of the Initial Term Loans), (ii) the final maturity date of any Extended Term Loans shall be no earlier than the Maturity Date of the Initial Term Loans at the time of extension and the amortization schedule applicable to Extended Term Loans pursuant to Section 2.05 for periods prior to the Maturity Date of the Initial Term Loans may not be increased, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Loans extended thereby, (iv) if the aggregate principal amount of Loans (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (v) all documentation in respect of such Extension shall be consistent with the foregoing, (vi) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (vii) the interest rate margin applicable to

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any Extended Term Loans will be determined by the Borrower and the lenders providing such Extended Term Loans.

(b)  With respect to all Extensions consummated by the Borrower pursuant to this Section 2.21, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.07 or 2.08 and (ii) any Extension Offer is required to be in any minimum amount of $20,000,000 and an integral multiple of $1,000,000, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Loans of any or all applicable Tranches be tendered.

(c)  No consent of any Lender shall be required to effectuate an Extension other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans. All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are guaranteed and secured by the Collateral on an equal priority basis with all other applicable Term Loan Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Tranches or sub-Tranches in respect of Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.21.

(d)  In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.21.

(e)  This Section 2.21 shall supersede any provisions in Section 2.15 or 9.02 to the contrary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants to the Lenders that:

Section 3.01         Organization; Powers. Each Loan Party and each of its Restricted Subsidiaries is duly organized, validly existing and, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02         Authorization; Enforceability. The execution, delivery and performance by any Loan Party of the Loan Documents to which it is party or compliance with the terms and provisions thereof are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its

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terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03         Governmental Approvals; No Conflicts. The execution, delivery and performance by any Loan Party of the Loan Documents to which it is party and the compliance with the terms and provisions thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for (i) filings necessary to perfect Liens created pursuant to the Loan Documents and (ii) filings with the Securities and Exchange Commission by the Borrower pursuant to its periodic reporting obligations under the Exchange Act, (b) will not violate any Requirement of Law applicable to any Loan Party or any of the Restricted Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Restricted Subsidiaries or the assets of any Loan Party or any of the Restricted Subsidiaries, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of the Restricted Subsidiaries, (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of the Restricted Subsidiaries, except Liens created pursuant to or permitted under the Loan Documents and (e) will not violate any provision of the Organizational Documents of such Loan Party; except in each case referred to in clauses (a), (b) or (c) to the extent that such missing consent or approval, violation or Lien could not reasonably be expected to have a Material Adverse Effect.

Section 3.04         Financial Condition; No Material Adverse Change.

(a)  The Borrower has heretofore furnished to the Lenders (i) audited consolidated financial statements of the Borrower and its consolidated subsidiaries consisting of audited consolidated balance sheets as of January 31, 2015 and January 31, 2016 and audited consolidated income statements and statements of stockholders’ equity and cash flows for each of the fiscal years of the Borrower ended January 31, 2014, January 31, 2015 and January 31, 2016, (ii) audited consolidated financial statements of the Target and its subsidiaries consisting of audited consolidated balance sheets as of December 31, 2014 and December 31, 2015 and audited consolidated statements of operations and comprehensive income (loss), statements cash flows and statements of stockholders’ equity for each of the fiscal years of the Target and its subsidiaries ended December 31, 2013, December 31, 2014 and December 31, 2015, (iii) unaudited interim consolidated financial statements of the Borrower and its consolidated subsidiaries consisting of (A) an unaudited interim consolidated balance sheet of the Borrower and its consolidated subsidiaries as of the last day of the fiscal quarter of the Borrower and its consolidated subsidiaries ended September 30, 2016 and (B) an unaudited interim consolidated income statement, statement of cash flows and statement of stockholder’s equity of the Borrower and its consolidated subsidiaries for the most recent six or nine month, as applicable, fiscal period of the Borrower and its consolidated subsidiaries ended September 30, 2016 and (iv) unaudited interim consolidated financial statements of the Target and its subsidiaries consisting of (A) an unaudited interim consolidated balance sheet of the Target and its subsidiaries as of the last day of the fiscal quarter of the Target and its subsidiaries ended September 30, 2016 and (B) an unaudited interim consolidated statement of operations and comprehensive income (loss), statement of cash flows and statement of stockholders’ equity of the Target and its subsidiaries for the six or nine month, as applicable, fiscal period of the Target and its subsidiaries ended September 30, 2016. Such financial statements present fairly, in all material respects, the financial position and results of the Borrower and the Target, as applicable, as of such dates and periods in accordance with GAAP, subject to normal year-end audit adjustments (all of which, when taken as a whole, would not be materially adverse) and, in the case of the statements referred to in clause (iii) and clause (iv), the absence of footnotes.

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(b)  The Borrower has heretofore furnished to the Lenders the Pro Forma Financial Statements (i) have been prepared in good faith by the Borrower based upon (x) the assumptions stated therein (which assumptions are believed by it on the date of delivery thereof and on the Effective Date to be reasonable) and (y) accounting principles consistent with the financial statements referred to in Section 3.04(a) and (ii) present fairly in all material respects the pro forma consolidated financial position and results of operations of the Borrower as of such date and for such periods, assuming that the Transactions had occurred at such dates.

(c)  Since January 31, 2016, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 3.05         Properties.

(a)  As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned in fee by each Loan Party and (b) each of the Loan Parties and each of the Restricted Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than those permitted by Section 6.02.

(b)  Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other Intellectual Property necessary to its business as currently conducted. A correct and complete list of registered Intellectual Property owned by any Loan Party or its Restricted Subsidiaries, as of the Effective Date, is set forth on Schedule 3.05. Except as could not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any of its Restricted Subsidiaries is knowingly infringing, misappropriating, diluting or otherwise violating in any material respect upon the Intellectual Property rights of any other Person.

Section 3.06         Litigation and Environmental Matters.

(a)  Other than the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any of its Restricted Subsidiaries (i) not fully covered by insurance (except for customary deductibles) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) as to which there is a reasonable possibility of an adverse determination and that involve this Agreement or the Transactions.

(b)  Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) no Loan Party or any of its Restricted Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) to their knowledge, no Loan Party nor any of its Restricted Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

Section 3.07         Compliance with Laws and Agreements. Each Loan Party and its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

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Section 3.08         Investment Company Status; Margin Regulations. (a) No Loan Party nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(c)  None of the Borrower or any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

Section 3.09         Taxes. Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves. Except as otherwise permitted pursuant to the Loan Documents, no tax liens have been filed and no claims are being asserted with respect to any such taxes.

Section 3.10         Pension Plans.

(a)  ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each U.S. Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such U.S. Pension Plan, and the present value of all accumulated benefit obligations of all underfunded U.S. Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of all such underfunded U.S. Pension Plans.

(b)  Foreign Pension Plans. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (i) all employer and employee contributions (including insurance premiums) required from any Loan Party or any of its Affiliates by applicable law or by the terms of any Foreign Pension Plan (including any policy held thereunder) have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the present value of the aggregate accumulated benefit obligations of all Foreign Pension Plans (based on those assumptions used to fund such Foreign Pension Plans) with respect to all current and former participants did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of all such Foreign Pension Plans; (iii) each Foreign Pension Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Pension Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and regulatory requirements (whether discretionary or otherwise) and published interpretations thereunder with respect to such Foreign Pension Plan and (B) with the terms of such Foreign Pension Plan.

Section 3.11         Disclosure. All written information (other than projections, forward-looking information and information of a general economic or industry specific nature) that has been made available to the Lenders or any of their respective affiliates by the Borrower or its representatives on behalf of the Borrower in connection with the Transactions is, when taken as a whole, together with all information concerning the Borrower and its affiliates that is publicly available (including all filings made with the Securities and Exchange Commission), complete and correct in all material respects and does not

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and, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made (giving effect to all supplements and updates provided thereto) and (ii) the projections and other forward-looking information that have been made available to the Lenders or any of their respective affiliates by the Borrower or representative of the Borrower on behalf of the Borrower in connection with the Transactions have been prepared in good faith and that the information in such projections with respect to the Borrower are based upon assumptions that are believed by the preparer thereof to be reasonable at the time made and at the time such projections are made available to the Lenders or any of their respective affiliates; it being understood that such projections and forward-looking statements are as to future events and are not to be viewed as facts, such projections and forward-looking statements are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized.

Section 3.12         Patriot Act. Neither the Borrower nor any of its Restricted Subsidiaries is in violation of the USA PATRIOT Act in any material respect.

Section 3.13         Solvency. As of the Effective Date, after giving effect to the Transactions to be consummated on the Effective Date, the Borrower, together with its Subsidiaries on a consolidated basis, is Solvent.

Section 3.14         Insurance. Schedule 3.14 sets forth a description of all material insurance policies maintained by or on behalf of the Loan Parties as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and its Restricted Subsidiaries is adequate.

Section 3.15         Capitalization and Subsidiaries. Schedule 3.15 sets forth, as of the Effective Date, complete and accurate descriptions of the equity capital structure of the Borrower and each of its Subsidiaries showing, for each such Person, accurate ownership percentages of the equity holders of record and accompanied by a statement of authorized and issued capital stock, if any, for each such Person.

Section 3.16         Security Interest in Collateral. The provisions of the Security Agreement are effective to create (on and after the Effective Date) in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) in all right, title and interest of the Loan Parties in the Collateral (as defined in the Security Agreement), and upon (i) the filing of financing statements in appropriate form listing each applicable Loan Party, as a debtor, and the Administrative Agent, as secured party, in the secretary of state’s office (or other similar governmental entity) of the jurisdiction of organization of such Loan Party, (ii) sufficient identification of commercial tort claims (as applicable), (iii) the recordation of any Intellectual Property Collateral Documents in the United States Patent and Trademark Office or the United States Copyright Office and (iv) the delivery to the Administrative Agent (or its bailee) of any stock certificates representing pledged Equity Interests (together with a properly completed and signed stock power or endorsement) described in the Security Agreement, the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected security interest in all right, title and interest of the Loan Parties in all of the Collateral (as defined in the Security Agreement), subject to no other Liens other than Liens permitted under the Loan Documents, in each case, to the extent perfection can be accomplished under applicable law through these actions.

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Section 3.17         Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened. To the knowledge of the Loan Parties and except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the hours worked by and payments made to employees of the Loan Parties and their Restricted Subsidiaries have not been in violation (in any material respect) of the Fair Labor Standards Act or any other applicable Federal, state, local, provincial, territorial or foreign law dealing with such matters. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, all payments due from any Loan Party or any Restricted Subsidiary, or for which any claim may be made against any Loan Party or any Restricted Subsidiary, on account of wages, vacation pay and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Restricted Subsidiary.

Section 3.18         Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Restricted Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Restricted Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Restricted Subsidiary or to the knowledge of the Borrower or such Restricted Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower or any such Restricted Subsidiary, any agent of the Borrower or any Restricted Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE IV

CONDITIONS.

Section 4.01         Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)  Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party that is a party hereto either (i) a counterpart of this Agreement, the ABL/Term Loan Intercreditor Agreement and the Security Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile PDF or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, the ABL/Term Loan Intercreditor Agreement and the Security Agreement.

(b)  Financial Statements. The Administrative Agent shall have received (i) audited consolidated financial statements of the Borrower and its consolidated subsidiaries consisting of audited consolidated balance sheets as of January 31, 2015 and January 31, 2016 and audited consolidated income statements and statements of stockholders’ equity and cash flows for each of the fiscal years of the Borrower ended January 31, 2014, January 31, 2015 and January 31, 2016, (ii) audited consolidated financial statements of the Target and its subsidiaries consisting of audited consolidated balance sheets as of December 31, 2014 and December 31, 2015 and audited consolidated statements of operations and comprehensive income (loss), statements cash flows and statements of stockholders’ equity for each of the fiscal years of the Target and its subsidiaries ended December 31, 2013, December 31, 2014 and December 31, 2015, (iii) unaudited interim consolidated financial statements of the Borrower and its

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consolidated subsidiaries consisting of (A) an unaudited interim consolidated balance sheet of the Borrower and its consolidated subsidiaries as of the last day of the fiscal quarter of the Borrower and its consolidated subsidiaries ended September 30, 2016 and (B) an unaudited interim consolidated income statement, statement of cash flows and statement of stockholder’s equity of the Borrower and its consolidated subsidiaries for the most recent six or nine month, as applicable, fiscal period of the Borrower and its consolidated subsidiaries ended September 30, 2016 and (iv) unaudited interim consolidated financial statements of the Target and its subsidiaries consisting of (A) an unaudited interim consolidated balance sheet of the Target and its subsidiaries as of the last day of the fiscal quarter of the Target and its subsidiaries ended September 30, 2016 and (B) an unaudited interim consolidated statement of operations and comprehensive income (loss), statement of cash flows and statement of stockholders’ equity of the Target and its subsidiaries for the six or nine month, as applicable, fiscal period of the Target and its subsidiaries ended September 30, 2016.

(c)  Pro Forma Financial Statements. The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period for which financial information pursuant to paragraph (b)(i) and (iii) above has been delivered, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

(d)  Secretary Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other Responsible Officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization (or similar governing document) of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement (or similar governing document), and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(e)  Legal Opinions. The Administrative Agent shall have received a written opinion of Simpson Thacher & Bartlett LLP, counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders on the Effective Date in form and substance reasonably satisfactory to the Administrative Agent.

(f)  Closing Certificate. The Administrative Agent shall have received a certificate, signed by a Responsible Officer of the Borrower, on the Effective Date, stating that the conditions set forth in clauses (h), (n) and (o) of this Section 4.01 have been satisfied.

(g)  Fees. The Borrower shall have paid, or will substantially simultaneously with the initial borrowing under the Initial Term Loans pay, all fees and reasonable expenses (including, without limitation, legal fees and expenses) of the Administrative Agent and the Lenders as and to the extent (a) required to be paid by the Borrower and (b) invoiced to the Borrower at least two business days prior to the Effective Date (which amounts may be offset against the proceeds of the Initial Term Loans).

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(h)  Refinancings. The Existing ABL Refinancing and the Target Debt Refinancing shall have been consummated, or substantially simultaneously with the initial borrowing under the Facilities, shall be consummated.

(i)  Solvency Certificate. The Administrative Agent shall have received a solvency certificate from a Financial Officer, dated as of the Effective Date and after giving effect to the Transactions, substantially in the form of Exhibit G.

(j)  Pledged Stock; Stock Powers. The Administrative Agent shall have received, or be in possession of, the certificates representing the Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof. Notwithstanding the foregoing, if the Loan Parties fail to deliver to the Administrative Agent the certificates and undated stock powers of the Target or any of Subsidiaries required by this Section 4.01(j) on or prior to the Effective Date despite using commercially reasonably efforts to do so, delivery of such items shall not be a condition to the agreement of each Lender to make the Initial Term Loans under this Agreement to the extent any such failure to deliver such certificate Equity Interest have not been received from the Target prior to the Effective Date (but shall be required to be satisfied within ninety (90) days of the Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion)).

(k)  Filings, Registrations and Recordings. To the extent not previously delivered, Uniform Commercial Code financing statements or other notices in respect thereof required by the Collateral Documents or under law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, shall be in proper form for filing, registration or recordation.

(l)  Insurance. The Administrative Agent shall have received evidence of insurance coverage in in compliance with the terms of Section 5.08 of this Agreement and Section 4.12 of the Security Agreement.

(m)  PATRIOT Act. The Administrative Agent shall have received, at least three business days prior to the Effective Date, all documentation and other information about the Loan Parties that the Administrative Agent or any of the Lenders have reasonably determined is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, and that was reasonably requested from the Borrower in writing at least 10 business days prior to the Effective Date.

(n)  Representations and Warranties. The Target Purchase Agreement Representations shall be true and correct, but only to the extent that the Borrower or its Subsidiaries have the right (taking into account any applicable cure periods) to terminate its or their obligations under the Target Purchase Agreement or decline to consummate the transactions thereunder as a result of the failure of such representations to be true and correct and the Specified Representations shall be true and correct in all material respects (provided that Specified Representations already qualified by materiality or material adverse effect shall be true and correct in all respects) on the Effective Date, except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

(o)  Completion of Target Acquisition. The Target Acquisition shall have been consummated or will be consummated substantially concurrently with the initial funding under the Initial Term Loans in accordance with the Target Purchase Agreement, after giving effect to any amendments, modifications or waivers thereto; provided that no such amendment, modification or waiver by the

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Borrower (or any of its affiliates) of any term thereof that is materially adverse to any interest of the Lenders (it being understood that any amendment, modification or waiver by the Borrower (or any of its affiliates) that results in a decrease of up to 10% of the Cash Consideration (as defined in the Target Purchase Agreement) shall not be deemed to be materially adverse to any interest of the Lenders so long as the Initial Term Loan Commitments are reduced by the amount of any such decrease in the Cash Consideration), will be made or granted, as the case may be, without the prior written consent of the Administrative Agent.

(p)  Borrowing Request. The Administrative Agent shall have received a properly completed Borrowing Request with respect to the Initial Term Loans.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 11:59 p.m., New York City time, on February 1, 2017 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE V

AFFIRMATIVE COVENANTS.

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

Section 5.01         Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to the Lenders:

(a)  (i) within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its consolidated subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without any qualification as to the scope of such audit or any qualification as to going concern and without any similar qualification, explanation or exception) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) when available, any management letters prepared by the Borrower’s independent public accountants referred to above;

(b)  within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its consolidated subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP, consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)  concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit C (i) certifying, in the case of the financial statements delivered under clause (b) above, as presenting fairly in all material

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respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) containing a calculation of the Senior Secured Leverage Ratio for the Test Period ended on the last day of the period applicable to the financial statements delivered concurrently with such certificate, (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (v) solely in connection with any delivery of financial statements under clause (a) above, setting forth the Available Amount utilized for Investments pursuant to Section 6.04(o)(ii), and (vi) solely in connection with any delivery of financial statements under clause (a) above, a calculation of Excess Cash Flow for the fiscal year covered by such statements, and (vii) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenant.

(d)  concurrently with the delivery of the financial statements required by Section 5.01(a), a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrower and its Restricted Subsidiaries for each month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(e)  if any Subsidiary has been designated as an Unrestricted Subsidiary, concurrently with each delivery of financial statements under clause (a) or (b) above, financial statements (in substantially the same form as the financial statements delivered pursuant to clauses (a) and (b) above) prepared on the basis of consolidating the accounts of the Borrower and its Restricted Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with the Borrower or accounted for on the basis of the equity method but rather account for an investment and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail;

(f)  promptly after the same become publicly available, copies of any annual, quarterly and other regular, material periodic and special reports (including on Form 10-K, 10-Q or 8-K) and registration statements which the Borrower or any Restricted Subsidiary files with the SEC or any analogous Governmental Authority in any relevant jurisdiction (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent for further delivery to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8 and other than any filing filed confidentiality with the SEC or any analogous Governmental Authority in any relevant jurisdiction); provided, that the electronic filing of any such reports, statements or materials by the Borrower on the Securities and Exchange Commission’s EDGAR system (or any successor system) shall be deemed to constitute delivery of copies of such reports, statements or materials to the Administrative Agent and each Lender; and

(g)  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public

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Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities, provided, however, that each Public Lender shall identify at least one employee who may receive material non-public information with respect to the Loan Parties or their securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Section 5.02         Notices of Material Events. The Borrower will furnish to the Administrative Agent for distribution to the Lenders prompt (but in any event within any time period that may be specified below) written notice of the following:

(a)  the occurrence of any Default or Event of Default;

(b)  receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that would be reasonably likely to have a Material Adverse Effect;

(c)  any Lien or claim made or asserted against any of the Collateral (other than Liens or claims permitted under the Loan Documents);

(d)  any loss, damage, or destruction to the Collateral not covered by insurance which could be reasonably likely to have a Material Adverse Effect;

(e)  the occurrence of any ERISA Event or any Foreign Pension Event that, alone or together with any other ERISA Events or Foreign Parent Events that have occurred, could be reasonably likely to have a Material Adverse Effect;

(f)  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(g)  promptly after the receipt thereof by the Borrower, a copy of any management letter received by the Borrower from its certified public accountants and management’s response thereto;

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower or other applicable Loan Party setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. The Borrower or any Restricted Subsidiary will not be required to disclose any information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in

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respect of which disclosure to any Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any third party customary confidentiality agreement (other than any such agreement entered into in contemplation of this Agreement) with an unaffiliated third party and, in any event, in all cases does not relate to information regarding the financial affairs of the Borrower, its Restricted Subsidiaries or compliance with the Loan Documents or (iii) that would result in a waiver of attorney-client or similar privilege or constitutes attorney work product.

Section 5.03         Existence; Conduct of Business. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (other than with respect to the Borrower), each Loan Party will, and will cause each Restricted Subsidiary to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, Intellectual Property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04         Payment of Tax Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay or discharge all material Taxes, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

Section 5.05         Maintenance of Properties. In the case of material tangible properties used in the business of the Loan Parties and their Restricted Subsidiaries, maintain or cause to be maintained such tangible properties in good repair, working order and condition, ordinary wear and tear excepted, and from time to time shall make or cause to be made all appropriate repairs, renewals and replacements thereof; and (b) in the case of intangible material properties that are used or useful in the business of the Loan Parties and their Restricted Subsidiaries, maintain such intangible properties as valid and enforceable, in each case except as would not reasonably be expected to result in a Material Adverse Effect.

Section 5.06         Books and Records; Inspection Rights. Each Loan Party will, and will cause each Restricted Subsidiary to, (i) keep proper books of record and account in which entries are made in relation to its business and activities that are sufficient to prepare financial statements in accordance with GAAP and (b) permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, including examining and making extracts from each Loan Party’s books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (it being understood and agreed that any Lender (including employees of any Lender) may accompany the Administrative Agent at any such visit or inspection) but no more than once per calendar year if no Event of Default is continuing. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders. Notwithstanding anything to the contrary in this Section 5.06, neither the Borrower nor any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the

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Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law third party customary confidentiality agreement (other than any such agreement entered into in contemplation of this Agreement) with an unaffiliated third party and, in any event, in all cases does not relate to information regarding the financial affairs of the Borrower and its Restricted Subsidiaries or compliance with the Loan Documents or (iii) would result in a waiver of attorney-client or similar privilege.

Section 5.07         Compliance with Laws. Each Loan Party will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Restricted Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.08         Use of Proceeds. The proceeds of the Loans will be used only (a) to finance the consummation of the Transactions, or to support the financing of the Transactions, on the Effective Date and (b) to finance the working capital needs and general corporate purposes of the Borrower in the ordinary course of business. No part of the proceeds of the Initial Term Loans Loan will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X, (ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (iii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iv) for any purpose that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09         Insurance. Each Loan Party will, and will cause each Restricted Subsidiary to, maintain with financially sound and reputable carriers (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrower will furnish to the Administrative Agent, upon the reasonable written request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (each a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), Borrower shall (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

Section 5.10         Maintenance of Ratings. The Borrower will use commercially reasonable efforts to cause the public credit rating for the Initial Term Loans issued by S&P and the public credit rating for the Initial Term Loans issued by Moody’s, and the Borrower’s public corporate credit rating issued by S&P and public corporate credit rating issued by Moody’s to each be maintained (but not to obtain or maintain a specific rating).

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Section 5.11         Additional Collateral; Further Assurances.

(a)  Subject to applicable law, the Borrower and each Restricted Subsidiary that is a Loan Party will cause each of its Domestic Subsidiaries (other than any Excluded Subsidiary) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing a Joinder Agreement within thirty (30) days or such longer period as agreed to in writing by the Administrative Agent. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Collateral.

(b)  In addition, the Borrower shall within thirty (30) days or such longer period as agreed to in writing by the Administrative Agent, cause each Loan Party that is the direct parent of a Material Subsidiary, to execute and deliver a supplement to the Security Agreement to pledge the Equity Interests of such Material Subsidiary held by such Loan Party (other than Excluded Collateral), as applicable, and, if applicable, deliver any original certificates evidencing such Equity Interests, together with an appropriate undated stock powers for each certificate duly executed in blank by such direct parent or such Material Subsidiary, as applicable.

(c)  Each Loan Party will, and will cause each Restricted Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties. Without limiting the foregoing, within ninety (90) days (or on such later date as the Administrative Agent may agree in its reasonable discretion) after the Effective Date (with respect to any Mortgaged Property owned as of the Effective Date), or after the Acquisition thereof (with respect any each other Mortgaged Property), with respect to each Mortgaged Property the Administrative Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and enforceable Lien subject to no other Liens except Permitted Liens, at the time of recordation thereof, (ii) with respect to the Mortgage encumbering each such Mortgaged Property, opinions of counsel regarding the enforceability, due authorization, execution and delivery of the Mortgages and such other matters customarily covered in real estate counsel opinions as the Administrative Agent may reasonably request, in form and substance reasonably acceptable to the Administrative Agent, (iii) the Flood Documentation for each Mortgaged Property, (iv) a policy or policies or marked up unconditional binder of title insurance with respect to each Mortgaged Property in an amount not less than the fair market value of such Mortgaged Property paid for by the Borrower, issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except those permitted pursuant to Section 6.02, together with such customary endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and which are available in the jurisdiction where the applicable Mortgaged Property is located, (v) a survey of each Mortgaged Property (including all improvements, easements and other customary matters thereon reasonably required by the Administrative Agent) with respect to each Mortgaged Property, for which all necessary fees (where applicable) have been paid with respect to each Mortgaged Property, which is (A) complying in all material respects with the minimum detail requirements of the American Land Title Association and the National Society of Professional Surveyors as such requirements are in effect on the date of preparation of such survey and

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(B) sufficient for such title insurance company to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property or otherwise reasonably acceptable to the Administrative Agent and (vi) such other documents as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property.

(d)  Subject to clause (e) below, if any assets with a Fair Market Value exceeding $5,000,000 (excluding any ground leasehold or other commercial leasehold real property interests or improvements thereto or any interest therein) are acquired by the Borrower or any Restricted Subsidiary that is a Loan Party after the Effective Date (other than assets constituting Collateral under the applicable Security Agreement that become subject to the Lien in favor of the Administrative Agent upon acquisition thereof), the Borrower will (i) notify the Administrative Agent thereof and cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each Restricted Subsidiary that is a Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

(e)           Notwithstanding anything herein to the contrary, (a) the Loan Parties shall not be required to enter into or procure control agreements with respect to any deposit accounts, securities accounts or commodities accounts except to the extent required by the ABL Documents, but if so required such control agreements shall be provided to the Administrative Agent (with the Liens of the Administrative Agent perfected on a second-lien basis) , (b) no perfection actions shall be required with respect to (A) commercial tort claims not exceeding $5,000,000, (B) motor vehicles and other assets subject to certificates of title and (C) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection is accomplished by the filing of a UCC financing statement or equivalent, (c) promissory notes to the extent evidencing debt for borrowed money in a principal amount (individually) of less than $5,000,000 shall not be required to be delivered, (d) share certificates of Immaterial Domestic Subsidiaries, Immaterial Foreign Subsidiaries and non-subsidiaries shall not be required to be delivered and (e) other than in respect of any Foreign Subsidiaries that are Borrowers or guarantors under the ABL Credit Agreement, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non U.S. jurisdiction, other than in respect of any Foreign Subsidiaries that are Borrowers or guarantors under the ABL Credit Agreement).

Section 5.12         Unrestricted Subsidiaries; Designation and Redesignation.

(a)  The Borrower may designate any Restricted Subsidiary as an Unrestricted Subsidiary and any Unrestricted Subsidiary as a Restricted Subsidiary upon delivery to the Administrative Agent of written notice from the Borrower; provided that immediately before and after such designation, (i) no Default or Event of Default shall have occurred and be continuing and (ii) immediately after giving effect to such designation, the Total Leverage Ratio shall not, on a Pro Forma Basis, exceed 3.50:1.00.

(b)  The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment under Section 6.04 by the Borrower therein at the date of designation in an amount equal to the Fair Market Value thereof.

(c)  The Borrower may designate any Unrestricted Subsidiary as a Restricted Subsidiary upon delivery of written notice to the Administrative Agent; provided that such designation shall constitute the incurrence at the time of designation of any Indebtedness and Liens of such Restricted Subsidiary existing at such time.

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(d)  Any designation of a Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary and any designation of an Unrestricted Subsidiary as a Restricted Subsidiary will be evidenced to the Administrative Agent by delivery to the Administrative Agent a certificate signed by a Responsible Officer certifying that such designation complied with the preceding conditions in Section 5.12(a) or Section 5.12(b), as applicable.

Section 5.13         Post-Closing Covenant. The Borrower will satisfy its obligations described on Schedule 5.13, in each case, within the time periods set forth therein with respect to the relevant obligation (or such longer period as the Administrative Agent may reasonably agree).

ARTICLE VI

NEGATIVE COVENANTS.

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable hereunder have been paid in full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

Section 6.01         Indebtedness. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)  (i) the Secured Obligations, (ii) Incremental Equivalent Debt (and Permitted Refinancing Indebtedness thereof) and (iii) Refinancing Notes incurred under Section 2.20 (and Permitted Refinancing Indebtedness thereof);

(b)  (i) Indebtedness (including Guarantees and (to the extent constituting Indebtedness) Equity Interests that have the right to convert into Indebtedness) existing on the Effective Date and set forth in Schedule 6.01, (ii) Indebtedness under the ABL Documents in a principal amount not to exceed $750,000,000 and (iii) any Permitted Refinancing Indebtedness in respect of any Indebtedness incurred under clause (b)(i) and (ii) above;

(c)  Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party (other than Indebtedness of the Borrower or any Loan Party to any Foreign Subsidiary arising in the ordinary course of business in connection with vendor payments made by such Foreign Subsidiary on behalf of the Borrower or any Loan Party) shall be subordinated to the Secured Obligations on terms consistent with the Intercompany Note;

(d)  Guarantees by the Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the Indebtedness so Guaranteed is otherwise permitted by this Section 6.01, (ii) Guarantees by the Borrower or any Restricted Subsidiary that is a Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees of any subordinated Indebtedness that is permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Restricted Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

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(e)  (i) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, development, construction, repair, restoration, replacement, maintenance, upgrade, expansion or improvement of fixed or capital assets or otherwise Incurred in respect of Capital Expenditures (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (x) such Indebtedness is incurred prior to or within 270 days after such completion of such construction or improvement and (y) the aggregate principal amount of Indebtedness permitted by this Section 6.01(e)(i) (when aggregated with the aggregate principal amount of Permitted Refinancing Indebtedness pursuant to Section 6.01(e)(ii) in respect of such Indebtedness then outstanding) shall not, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, exceed the greater of (A) $50,000,000 and (B) 2.50% of Consolidated Total Assets of the Borrower (measured as of the date such Indebtedness is incurred based upon the financial statements most recently delivered pursuant to Section 5.01(a) or Section 5.01(b)) and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness;

(f)  Permitted Refinancing Indebtedness in respect of any Indebtedness permitted under Section 6.01(i);

(g)  Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h)  Indebtedness of the Borrower or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i)  Indebtedness under the Seller Note and Guarantees thereof;

(j)  Indebtedness in respect of Swap Agreements or with respect to Banking Services;

(k)  Indebtedness of the Borrower or any Restricted Subsidiary as an account party in respect of letters of credit, bank guarantees and bankers’ acceptances in an aggregate undrawn or available amount not exceeding $10,000,000 at any time outstanding, provided that such limit shall not apply to the extent the letters of credit, bank guarantees and bankers’ acceptances have been cash collateralized;

(l)  other Indebtedness in an aggregate principal amount not exceeding at any time the greater of (A) $50,000,000 and (B) 2.50% of Consolidated Total Assets of the Borrower (measured as of the date such Indebtedness is incurred based upon the financial statements most recently delivered pursuant to Section 5.01(a) or Section 5.01(b));

(m)  (i) Indebtedness of Subsidiaries which are not Loan Parties in an aggregate principal amount at any time outstanding not to exceed the greater of (A) $50,000,000 and (B) 2.50% of Consolidated Total Assets of the Borrower (measured as of the date such Indebtedness is incurred based upon the financial statements most recently delivered pursuant to Section 5.01(a) or Section 5.01(b)) (ii) any Permitted Refinancing Indebtedness in respect of such Indebtedness (it being understood that such Permitted Refinancing Indebtedness shall be taken into account in future determinations of Indebtedness incurred under this Section 6.01(m) for purposes of the cap set forth herein);

(n)  Indebtedness (i) assumed in connection with a Permitted Acquisition or Investment permitted by Section 6.04 and any Permitted Refinancing Indebtedness incurred, issued or otherwise

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obtained to Refinance (in whole or in part) such Indebtedness and (ii) incurred in connection with a Permitted Acquisition or Investment permitted under Section 6.04 and any Permitted Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness; provided that:

(A) immediately after giving effect to Indebtedness assumed or incurred under clause (n)(i) or clause (n)(ii) above, no Event of Default exists or is continuing;

(B) immediately after giving effect to the incurrence of such Indebtedness and the making of such Permitted Acquisition or Investment, on a Pro Forma Basis, the Total Leverage Ratio shall be either (x) no greater than 3.50:1.00 or (y) no greater than the Total Leverage Ratio immediately prior to such Acquisition or Investment;

(C) with respect to Indebtedness incurred under clause (n)(ii) above, such Indebtedness shall be unsecured; and

(D) the amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties incurred under clause (n)(i) or clause (n)(ii) above, shall not exceed the greater of (A) $50,000,000 and (B) 2.50% of Consolidated Total Assets of the Borrower (measured as of the date such Indebtedness is incurred based upon the financial statements most recently delivered pursuant to Section 5.01(a) or Section 5.01(b));

(o)  (i) other Indebtedness, so long as (u) immediately after giving effect to the incurrence of such Indebtedness, on a Pro Forma Basis, the Total Leverage Ratio shall be no greater than 3.25:1.00, (v) if such Indebtedness is secured by a Lien on any of the Collateral, such Lien shall be junior or subordinated to the Liens securing the Secured Obligations subject to a Customary Intercreditor Agreement, (x) such Indebtedness shall mature no earlier than 91 days after the Latest Maturity Date, (y) such Indebtedness shall have a Weighted Average Life to Maturity no shorter that the Weighted Average Life to Maturity of the Initial Term Facility, and (z) the amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties incurred under this Section 6.01(o)(i) (when aggregated with the aggregate principal amount of Permitted Refinancing Indebtedness pursuant to Section 6.01(o)(ii) in respect of such Indebtedness then outstanding) shall not, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, exceed the greater of (A) $50,000,000 and (B) 2.50% of Consolidated Total Assets of the Borrower (measured as of the date such Indebtedness is incurred based upon the financial statements most recently delivered pursuant to Section 5.01(a) or Section 5.01(b)) plus (ii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness;

(p)  (x) Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (y) Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(q)  Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with the disposition of any business, assets or capital stock permitted hereunder;

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(r)  Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business or consistent with past practice and not in connection with the borrowing of money;

(s)  (i) Indebtedness representing deferred compensation to employees, consultants or independent contractors of, the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business; and (ii) Indebtedness consisting of obligations of Borrower or its Restricted Subsidiaries under deferred compensation to employees, consultants or independent contractors of Borrower or its Restricted Subsidiaries or other similar arrangements incurred by such Persons in connection with the Transactions and Permitted Acquisitions or any other Investment permitted by this Agreement;

(t)  Indebtedness consisting of promissory notes issued by the Borrower or any of its Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Equity Interests of the Borrower, in each case to the extent permitted by Section 6.07 (including all applicable limitations);

(u)  (i) additional unsecured Indebtedness in an amount not to exceed 100% of the cash contributions or issuances made after the Effective Date, directly or indirectly, to the Borrower with respect to Qualified Equity Interests that are Not Otherwise Applied, so long as (i) such Indebtedness shall mature no earlier than 91 days after the Latest Maturity Date and (ii) the amount of such cash contribution or issuance shall not increase the Available Amount and (ii) Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to subclause (i) of this Section 6.01(u);

(v)  (i) Indebtedness of the Borrower or any of its Restricted Subsidiaries in the form of earn-outs, indemnification, incentive, non-compete, consulting or other similar arrangements and other contingent obligations in respect of Permitted Acquisitions or any other Investments permitted by Section 6.04 (before any liability associated therewith becomes fixed) and (ii) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification related to sales of goods or adjustment of purchase price or similar obligations in any case incurred in connection with the Disposition of any business, assets or Subsidiary; and

(w)  all customary premiums (if any), interest (including post-petition and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in each of Section 6.01(a) through Section 6.01(v) above.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in this Section 6.01, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify all or a portion of such item of Indebtedness in a manner that complies with this Section 6.01 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents and any Refinancing Term Loans and Refinancing Notes incurred to refinance such Indebtedness will be deemed to have been incurred in reliance only on the exception set forth in Section 6.01(a) and Indebtedness under the ABL Documents will be deemed to have been incurred in reliance only on the exception set forth in Section 6.01(b). The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

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Section 6.02         Liens. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)  (i) Liens created under the Loan Documents, (ii) Liens created under the ABL Documents, (iii) Liens securing any Permitted Additional Junior Lien Indebtedness or Permitted Additional Equal Priority Indebtedness, in each case subject to a Customary Intercreditor Agreement and (iv) Liens on the Collateral securing the obligations under the Seller Note which Liens shall be subject to the Seller Note Intercreditor Agreement;

(b)  Permitted Encumbrances;

(c)  any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien does not extend to any other property or asset of the Borrower or any Restricted Subsidiary, other than (A) after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted by Section 6.01 and (B) the proceeds and products thereof and (ii) such Lien shall secure only those obligations that such Liens secured on the Effective Date and any Permitted Refinancing Indebtedness incurred to refinance such Indebtedness permitted by Section 6.01.

(d)  Liens on fixed or capital assets acquired, leased, repaired, replaced, restored, constructed, expanded or improved by the Borrower or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens attach concurrently with or within 270 days after the acquisition, lease, repair, replacement, restoration, construction, expansion or improvement (as applicable) of the property subject to such Liens or the making of the applicable Capital Expenditures, (iii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and ancillary rights thereto and the proceeds and the products thereof and customary security deposits, related contract rights and payment intangibles and other assets related thereto and (iv) with respect to Capital Lease Obligations, such Liens do not at any time extend to, or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits, related contract rights and payment intangibles), other than the assets subject to such Capital Lease Obligations and ancillary rights thereto; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(e)  any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Effective Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Restricted Subsidiary (other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) the proceeds and products thereof), and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary if it is required to become a Loan Party pursuant to Section 5.10(a), as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof if the obligor is a Loan Party;

(f)  Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

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(g)  Liens arising out of sale and leaseback transactions permitted by Section 6.06;

(h)  Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Restricted Subsidiary;

(i)  Liens on cash collateral securing Indebtedness permitted under Section 6.01(k);

(j)  Liens on assets of any Restricted Subsidiaries that are not Loan Parties securing Indebtedness of such Restricted Subsidiaries and any Permitted Refinancing Indebtedness in respect thereof; and

(k)  additional Liens, provided that, at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate outstanding amount of Indebtedness and other obligations secured by Liens permitted pursuant to this Section 6.02(k) does not exceed the greater of (A) $50,000,000 and (B) 2.50% of Consolidated Total Assets of the Borrower (measured as of the date such Lien is incurred based upon the financial statements most recently delivered pursuant to Section 5.01(a) or Section 5.01(b)); provided, further, that for purposes of this Section 6.02(k) the amount secured by any Lien shall be deemed to be the lesser of (i) the aggregate unpaid amount of any obligation to which such Lien relates and (ii) the Fair Market Value of the property of the Borrower or any Restricted Subsidiary that is encumbered thereby, in each case, as determined by the Borrower in good faith; provided, further, that any consensual Liens on the Collateral (other than cash or Cash Equivalents) incurred in reliance on this Section 6.02 (k) shall rank junior to the Liens securing the Term Loan Obligations subject a Customary Intercreditor Agreement.

Section 6.03         Fundamental Changes.

(a)  No Loan Party will, nor will it permit any Restricted Subsidiary to merge into or consolidate or amalgamate with any Person, or permit any other Person to merge into, consolidate or amalgamate with it, or liquidate or dissolve, except that:

(i) any Subsidiary of the Borrower or any other Person may be merged, consolidated or amalgamated with or into the Borrower; provided that (A) the Borrower shall be the continuing or surviving Person and (B) if such merger, consolidation or amalgamation involves the Borrower and a Person that, prior to the consummation of such merger, consolidation or amalgamation is not a Restricted Subsidiary of the Borrower (1) no Event of Default has occurred and is continuing on the date of such merger or amalgamation or would result from the consummation of such merger, consolidation or amalgamation, and (2) such merger, consolidation or amalgamation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 6.04;

(ii) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Restricted Subsidiaries of the Borrower; provided that, each of the following conditions shall be satisfied with respect to any such merger, amalgamation or consolidation: (A) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (1) a Restricted Subsidiary shall be the continuing or surviving Person or (2) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (B) in the case of any merger, amalgamation or consolidation involving one or more Subsidiary Guarantors, a Subsidiary Guarantor, as applicable, shall be the continuing or surviving Person or the Person formed by or surviving such merger, amalgamation or consolidation is a Loan Party (if other than a Subsidiary Guarantor, as applicable) shall execute a supplement to the Guarantee, the Security

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Agreement and any applicable Mortgage, and a joinder to the Intercompany Note, each in form and substance reasonably satisfactory to the Administrative Agent in order for the surviving Person to become a Subsidiary Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties and to acknowledge and agree to the terms of the Intercompany Note, and (C) if such merger, amalgamation or consolidation involves a Restricted Subsidiary and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Restricted Subsidiary of the Borrower (1) no Event of Default has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation, and (2) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 6.04;

(iii) any Restricted Subsidiary that is not a Subsidiary Guarantor may merge, amalgamate or consolidate with or into any other Restricted Subsidiary;

(iv) the Transactions (including the Merger) may be consummated;

(v) any Subsidiary Guarantor may (A) merge, amalgamate or consolidate with or into any Subsidiary Guarantor, and (B) merge, amalgamate or consolidate with or into any other Restricted Subsidiary which is not a Subsidiary Guarantor; provided that, if such Subsidiary Guarantor is not the surviving entity, such merger, amalgamation or consolidation shall be deemed to be an “Investment” and subject to the limitations set forth in Section 6.04;

(vi) any Restricted Subsidiary may liquidate or dissolve if (A) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (B) to the extent such Restricted Subsidiary is a Subsidiary Guarantor, any assets or business not otherwise disposed of or transferred in accordance with Section 6.04 or 6.05, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, the Borrower or another Subsidiary Guarantor after giving effect to such liquidation or dissolution; and

(vii) the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or amalgamation, the purpose of which is to effect a disposition permitted pursuant to Section 6.05; provided that, for the avoidance of doubt, the Borrower shall not be a party to such merger, dissolution, liquidation or amalgamation described in this clause (vii).

(b)  The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and its Restricted Subsidiaries, taken as a whole, on the Effective Date and other similar, incidental, ancillary, supportive, complementary, synergetic or related businesses or reasonable extensions thereof (and non-core incidental businesses acquired in connection with any Acquisition or Investment or other immaterial businesses).

Section 6.04         Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Restricted Subsidiary to purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a Loan Party and a wholly owned Restricted Subsidiary prior to such merger or amalgamation) any evidence of Indebtedness or Equity Interest of, make or permit to exist any loans or advances to, Guarantee any obligations of any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger, amalgamation or otherwise) (each of the foregoing, an “Investment”), except:

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(a)  Investments in assets constituting, or at the time of making such Investments were, cash or Cash Equivalents;

(b)  Investments in existence or contractually committed to be made on the Effective Date and described in Schedule 6.04 and any modification, replacement, renewal, extension or reinvestment thereof, so long as the aggregate amount of all Investments pursuant to this Section 6.04(b) is not increased at any time above the amount of such Investments or binding agreements existing or contemplated on the Closing Date, except pursuant to the terms of such Investment or binding agreements existing or contemplated as of the Closing Date (including as a result of the accrual or accretion of original issue discount or the issuance of payment-in-kind obligations) or as otherwise permitted by this Section 6.04 or Section 6.07.

(c)  Permitted Acquisitions;

(d)  Investments in the Borrower or any Subsidiary; provided that (x) any loans and advances or evidences of Indebtedness made or held by a Loan Party shall be evidenced by the Intercompany Note pledged pursuant to the applicable Security Agreement and (y) the amount of Investments made or held by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding Investments in a Restricted Subsidiary that is a Non-Compliant Subsidiary or Asset not owned by a Loan Party pursuant to the definition of Permitted Acquisition (excluding any Permitted Acquisition made using the Available Amount) and Guarantees permitted under the proviso to Section 6.04(e)) (valued at the time of the making thereof) and outstanding shall not exceed the greater of (A) $100,000,000 and (B) 5.00% of Consolidated Total Assets of the Borrower (measured as of the date each such Investment is made based upon the financial statements most recently delivered pursuant to Section 5.01(a) or Section 5.01(b);

(e)  Guarantees of or constituting Indebtedness permitted by Section 6.01; provided that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with outstanding Investments in a Restricted Subsidiary that is a Non-Compliant Subsidiary or Asset not owned by a Loan Party pursuant to the definition of Permitted Acquisition (excluding any Permitted Acquisition made using the Available Amount) and intercompany loans permitted under clause (y) to the proviso to Section 6.04(d)) (valued at the time of the making thereof) and outstanding shall not exceed the greater of (A) $100,000,000 and (B) 5.00% of Consolidated Total Assets of the Borrower (measured as of the date each such Investment is made based upon the financial statements most recently delivered pursuant to Section 5.01(a) or Section 5.01(b));

(f)  (i) loans or advances made by any Loan Party or any Restricted Subsidiary to its employees in the ordinary course of business for travel and entertainment expenses, relocation costs and similar purposes and (ii) additional loans and advances to employees, officers and directors in an amount not to exceed at any time exceed the greater of (A) $5,000,000 and (B) 0.25% of Consolidated Total Assets of the Borrower (measured as of the date such Investment is made based upon the financial statements most recently delivered pursuant to Section 5.01(a) or Section 5.01(b));

(g)  notes payable, or stock or other securities issued by account debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts in the ordinary course of business, consistent with past practices;

(h)  Investments in the form of Swap Agreements entered into in the ordinary course of business and not for speculative purposes to protect against changes in interest rates, commodity prices, foreign exchange rates or in connection with an issuance of convertible notes;

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(i)  Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower or consolidates or merges or amalgamates with the Borrower or any of the Restricted Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such merger or amalgamation;

(j)  Investments received in connection with the Dispositions of assets permitted by Section 6.05;

(k)  investments constituting deposits described in clauses (c), (d), (n), (r), (s) and (t) of the definition of the term “Permitted Encumbrances”;

(l)  the Target Acquisition and other Investments in connection with the Transactions;

(m)  any other Investment, if (i) on a Pro Forma Basis after giving effect to such Investment, the Total Leverage Ratio does not exceed 3.00:1.00 and (ii) at the time of such Investment no Event of Default shall have occurred and be continuing;

(n)  Investments consisting of loans to employees, officers, directors or consultants for the purpose of purchasing Equity Interests in the Borrower so long as the proceeds of such loans are used to pay the purchase price of such Equity Interests and are reinvested in the Borrower;

(o)  (i) other Investments; provided that the aggregate amount of all such Investments that are so made pursuant to this clause (o) (valued at the time of the making thereof) and outstanding at the time shall not at any time exceed the greater of (A) $50,000,000 and (B) 2.50% of Consolidated Total Assets of the Borrower (measured as of the date such Investment is made based upon the financial statements most recently delivered pursuant to Section 5.01(a) or Section 5.01(b)); and (ii) Investments in an amount not to exceed the Available Amount at the time of the making of such Investment;

(p)  (i) Guarantees incurred by the Borrower or any other Restricted Subsidiary in respect of obligations of the Borrower or any other Restricted Subsidiary that not prohibited to be incurred under this Agreement, and (ii) Guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, license that do not constitute indebtedness;

(q)  [Reserved];

(r)  Guarantees by the Borrower or any Restricted Subsidiary of leases or of other obligations incurred in the ordinary course of business that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s)  the forgiveness or conversion to equity of any Indebtedness owed by the Borrower or any Restricted Subsidiary and permitted by Section 6.01;

(t)  Subsidiaries of the Borrower may be established or created (but any Investment in such Subsidiary must be made in accordance with the other provisions of Section 6.04) if the Borrower and such Subsidiary comply with the applicable requirements of Section 5.10, if applicable; provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an Acquisition or Investment otherwise permitted under this Section 6.04, and such new Subsidiary at no time holds any assets or liabilities prior to the closing of such transactions, such new Subsidiary shall not be required to take the actions set forth in Section 5.10, as applicable, until the

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respective acquisition or Investment is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(u)  Investments received substantially contemporaneously in exchange for Qualified Equity Interests of the Borrower; provided that no Change of Control would result therefrom; and

(v)  Investments in joint ventures and Unrestricted Subsidiaries outstanding at any time in an amount not to exceed the greater of (A) $50,000,000 and (B) 2.50% of Consolidated Total Assets of the Borrower (measured as of the date such Investment is made based upon the financial statements most recently delivered pursuant to Section 5.01(a) or Section 5.01(b)).

Section 6.05         Dispositions. No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of (collectively, a “Disposition”) any asset, including any Equity Interest or any Intellectual Property owned by it, nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than to another Borrower or another Restricted Subsidiary in compliance with Section 6.04), except:

(a)  Dispositions of (i) Inventory in the ordinary course of business, (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business, and (iii) the lapse, abandonment, cancellation or non-exclusive license of any Intellectual Property in the ordinary course of business and the dispositions and/or terminations of leases, subleases, licenses and sublicenses in the ordinary course of business and which do not materially interfere with the business of the Borrower or any of its Restricted Subsidiaries;

(b)  Dispositions of assets to the Borrower or any Restricted Subsidiary, provided that any such Dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.04;

(c)  Dispositions of Accounts in connection with the compromise, settlement or collection thereof;

(d)  Dispositions of Cash Equivalents and other investments permitted by clauses (i) and (k) of Section 6.04;

(e)  sale and leaseback transactions permitted by Section 6.06;

(f)  Dispositions resulting from any Event of Loss;

(g)  Dispositions (including any assignment for purposes of collection only) and other dispositions of Accounts by the Borrower or a Restricted Subsidiary pursuant to factoring agreements entered into in the ordinary course of business or consistent with past practice;

(h)  Dispositions by any Loan Party of Equity Interests in any Excluded Subsidiary or by any Excluded Subsidiary of any assets of such Excluded Subsidiary;

(i)  the granting of Liens permitted under Section 6.02, the making of Investments permitted by Section 6.04 or the making of Restricted Payments permitted by Section 6.07;

(j)  Dispositions of Equity Interests in any Unrestricted Subsidiary; and

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(k)  in addition to any other Disposition permitted by this Section 6.05, the Borrower or any of its Restricted Subsidiaries may consummate any Disposition for Fair Market Value; provided that (i) with respect to any Disposition any single transaction or series of related transactions that involves assets having a Fair Market Value of more than $10,000,000, at least 75% of the aggregate consideration received by the Borrower or any Restricted Subsidiary from such Dispositions consummated pursuant to this clause (k), per each such Disposition, shall be in the form of cash or Cash Equivalents; (ii) to the extent required thereby, the Net Cash Proceeds of such Disposition shall be applied in accordance with Section 2.08(a). For purposes of this clause (k), each of the following shall be deemed to be cash: (i) any liabilities, as shown on the Borrower’s most recent consolidated balance sheet, of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Loans) that are (A) assumed by the transferee of any such assets or (B) retired or otherwise terminated in connection with such Disposition, (ii) any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion; (iii) any Designated Noncash Consideration received by the Borrower or any Restricted Subsidiary thereof in such Asset Sale having a Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $5,000,000 and (y) 0.25% of Consolidated Total Assets at the time of receipt of such Designated Noncash Consideration (measured as of the date such Investment is made based upon the financial statements most recently delivered pursuant to Section 5.01(a) or Section 5.01(b)), with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value.

Section 6.06         Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by any Loan Party that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after such Loan Party acquires or completes the construction of such fixed or capital asset.

Section 6.07         Restricted Payments; Certain Payments of Indebtedness.

(a)  No Loan Party will, nor will it permit any Restricted Subsidiary to, declare or make any Restricted Payment, except:

(i)          the Borrower or any Restricted Subsidiary may declare and pay Restricted Payments with respect to its Equity Interests payable solely in additional shares or units of its Equity Interests;

(ii)         Subsidiaries may declare and pay Restricted Payments ratably with respect to their Equity Interests and may make Restricted Payments to the Borrower or any Restricted Subsidiaries;

(iii)        Subsidiaries may declare and pay dividends or make distributions (including pursuant to a tax sharing agreement or similar arrangement) to the extent necessary to permit the Borrower or any other Loan Party to pay any federal, state, local or foreign Taxes of a consolidated, combined, unitary or similar Tax group of which Borrower is the common parent to the extent such dividends or distributions do not exceed the amount the Borrower and its Subsidiaries would have paid as a stand-alone group; provided that payments with respect to any Taxes attributable to any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such

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Unrestricted Subsidiary to the Borrower or its Restricted Subsidiaries for the purposes of paying such Taxes;

(iv)        the Borrower or any Restricted Subsidiary may make Restricted Payments if (A) on a Pro Forma Basis after giving effect to such Restricted Payment, the Total Leverage Ratio does not exceed 2.75:1.00 and (B) at the time of such Restricted Payment no Event of Default shall have occurred and be continuing;

(v)         so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower or any Restricted Subsidiary may make Restricted Payments in aggregate amount not to exceed the greater of (A) $25,000,000 and (B) 1.25% of Consolidated Total Assets of the Borrower (measured as of the date such Restricted Payment is made based upon the financial statements most recently delivered pursuant to Section 5.01(a) or Section 5.01(b));

(vi)        the Borrower or any Restricted Subsidiary may make Restricted Payments in aggregate amount not to exceed the Available Amount at such time if (A) on a Pro Forma Basis after giving effect to such Restricted Payment, the Total Leverage Ratio does not exceed 3.50:1.00 and (B) at the time of such Restricted Payment no Event of Default shall have occurred and be continuing;

(vii)        the Borrower or any Restricted Subsidiary may make Restricted Payments to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower held by any future, present or former employee, director, manager or consultant of the Borrower, any of its Subsidiaries, or their estates or the beneficiaries of such estates, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided that the aggregate Restricted Payments made under this clause (vii) do not exceed in any calendar year $5,000,000 (with unused amounts in any fiscal year being carried over to succeeding fiscal years and net of any proceeds received by Holdings and contributed to the Borrower after the Effective Date in connection with resales of any common stock or common stock options purchased pursuant to this clause (vii)) plus all net cash proceeds obtained from any key-man life insurance policies received by the Borrower after the Effective Date;

(viii)       the Borrower may convert Equity Interests of the Borrower into other Equity Interests of the Borrower and in connection therewith may make distributions to its holders in lieu of issuing any fractional Equity Interests;

(ix)        to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may make Investments or consummate transactions permitted by Section 6.01, Section 6.03 or Section 6.04, respectively and may consummate the Transactions;

(x)         the Borrower and its Restricted Subsidiaries may make the payment of any dividend or distribution on account of Equity Interests or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution on account of Equity Interests or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Section 6.07; and

(xi)        the Borrower and its Restricted Subsidiaries may repurchase Equity Interests deemed to occur upon the exercise of stock options, warrants, convertible notes or similar rights to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or similar rights or the payment of related withholding taxes.

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(b)  No Loan Party will, nor will it permit any Restricted Subsidiary to, make any prepayment of or in respect of principal of any Indebtedness for borrowed money, including any sinking fund or similar deposit, on account of the early repurchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness for borrowed money (other than any intercompany Indebtedness owed to or by the Borrower or any Restricted Subsidiary) that (i) by its terms is subordinated in right of payment to the Term Loan Obligations, (ii) secured on a junior lien basis by Liens on the Collateral (excluding for the avoidance of doubt, the ABL obligations), or (iii) unsecured except:

(i)          payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness;

(ii)         Refinancings to the extent permitted by Section 6.01;

(iii)        payments of secured Indebtedness that becomes due as a result of an Event of Loss or the sale or transfer of the property or assets securing such Indebtedness;

(iv)        payments made in connection with the consummation of the Transactions;

(v)         so long as no Event of Default has occurred and is continuing or would result therefrom, other payments not exceeding in the aggregate the greater of (A) $25,000,000 and (B) 1.25% of Consolidated Total Assets of the Borrower (measured as of the date such payment is made based upon the financial statements most recently delivered pursuant to Section 5.01(a) or Section 5.01(b));

(vi)        the Borrower or any Restricted Subsidiary may make payments in respect of Indebtedness in an aggregate amount not to exceed the Available Amount at such time if (A) on a Pro Forma Basis after giving effect to such payment of Indebtedness, the Total Leverage Ratio does not exceed 3.50:1.00 and (B) at the time of such payment of Indebtedness no Event of Default shall have occurred and be continuing;

(vii)       any payment of Indebtedness incurred in reliance on Section 6.01(n)) if such Indebtedness is issued into escrow pending completion of any such Permitted Acquisition or Investment, in connection with the termination of escrow and redemption of such Indebtedness pursuant to the terms thereof; and

(viii)       payments made by converting or exchanging any such Indebtedness to Equity Interests of the Borrower or any of its Parent Entities.

Section 6.08         Transactions with Affiliates. No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to such Loan Party or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and/or any other Restricted Subsidiary not involving any other Affiliate, (c) any Investment permitted by Section 6.04(d), 6.04(e) or 6.04(f), (d) any Indebtedness permitted under Section 6.01(c) or 6.01(d), (e) any Restricted Payment permitted by Section 6.07, (f) the payment of reasonable fees to directors of the Borrower or any Restricted Subsidiary who are not employees of the Borrower or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Subsidiaries in the ordinary course of business and (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise

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pursuant to, or the funding of, employment agreements, stock options, stock ownership plans and equity-based compensation plans approved by the Borrower’s board of directors; and (h) the consummation of the Transactions and the payment of fees and expenses relating thereto.

Section 6.09         Restrictive Agreements. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party to create, incur or permit to exist any Lien upon any of its property or assets as Collateral to secure the Secured Obligations, or (b) the ability of any Restricted Subsidiary that is not a Loan Party to pay dividends or make other distributions with respect to any Equity Interests or to make or repay loans or advances to the Borrower or any other Loan Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to (A) the sale of a Restricted Subsidiary or its assets pending such sale; provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold (or its assets) and such sale is permitted hereunder, and (B) the acquisition of the Borrower; provided that the acquisition agreement shall provide that all amounts due and payable under this Agreement shall be paid in full upon the closing of such transaction, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment, subletting or encumbrance thereof, (vi) the foregoing shall not apply to customary provisions in joint venture agreements (and other similar agreements); provided that such provisions apply only to such joint venture or such other arrangement and to the Equity Interests of such joint venture or such other arrangement; (vii) the foregoing shall not apply to any agreement or other arrangement relating to any Restricted Subsidiary existing prior to the acquisition of that Restricted Subsidiary in a transaction permitted hereunder as long as the applicable restriction applies only to such Subsidiary; and (viii) the foregoing shall not apply to customary net worth provisions or similar financial maintenance provisions contained in any lease entered into by a Restricted Subsidiary.

Section 6.10         Amendment of Organizational Documents. No Loan Party will, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under its Organizational Documents, if and to the extent, any such amendment, modification or waiver of any of such the documents or agreements would be materially adverse to the Lenders.

Section 6.11         Change in Fiscal Year. The Borrower will not change its fiscal year-end from January 31 or change its method of determining fiscal quarters; provided that the Loan Parties and their Restricted Subsidiaries may change their fiscal year-end (and make corresponding changes to their method of determining fiscal quarters) so long as (i) the Borrower provides to the Administrative Agent such audited financials as are required to be submitted to the SEC and at the times required thereby and (ii) notwithstanding any change in fiscal year-end, the Borrower will make (x) any payment required pursuant to Section 2.08(b) with respect to the fiscal year in which such change is made on the date required pursuant to Section 2.08 without giving effect to such change, and (y) without duplication of any amount already paid with respect to such period, any additional payment pursuant to Section 2.08(b) payable at the time the audited financial statements are delivered for the transition period as set forth in clause (i) (it being understood and agreed that subsequent to such payment (or in the event that no such financial statements are required to be delivered), further payments pursuant to Section 2.08(b) will occur no later than 95 days after the end of such changed Fiscal Year).

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Section 6.12         Financial Covenant. The Borrower will not permit the First Lien Leverage Ratio, as of the last day of each Test Period set forth below (commencing with the first full quarter after the Effective Date) to be greater than the ratio set forth opposite such measurement date:

Test Period	Ratio
January 31, 2017	5.25:1.00
April 30, 2017	5.25:1.00
July 31, 2017	5.25:1.00
October 31, 2017	5.25:1.00
January 31, 2018	5.25:1.00
April 30, 2018	5.25:1.00
July 31, 2018	5.25:1.00
October 31, 2018	5.25:1.00
January 31, 2019	5.25:1.00
April 30, 2019	4.75:1.00
July 31, 2019	4.75:1.00
October 31, 2019	4.75:1.00
January 31, 2020	4.75:1.00
April 30, 2020 and thereafter	4.50:1.00

Any provision in this Agreement that requires compliance on a Pro Forma Basis with this Section 6.12 prior to the end of the Test Period ending January 31, 2017 shall be deemed to require the First Lien Leverage Ratio not to exceed 5.50:1.00. For purposes of determining compliance with the covenant set forth in this Section 6.12, (i) all calculations shall be on a Pro Forma Basis and (ii) any cash equity contribution (which equity shall be common equity, Qualified Equity Interests or other equity (other than Disqualified Capital Stock) (such other equity to be on terms reasonably acceptable to the Administrative Agent)) made to the Borrower, directly or indirectly, by one or more of its stockholders (X) after the beginning of the relevant fiscal quarter and on or prior to the day that is eleven (11) Business Days after the day on which financial statements are required to be delivered for such fiscal quarter pursuant to Section 5.01(a) or Section 5.01(b), as applicable (the "Cure Expiration Date"), will, at the written direction of the Borrower, be included in the calculation of EBITDA solely for the purposes of determining compliance with the Financial Covenants at the end of such fiscal quarter and applicable subsequent periods which includes such fiscal quarter and shall not be included in the calculation of EBITDA for any other purpose, (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided, that (A) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (B) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant, (C) all Specified Equity Contributions shall be disregarded in the calculation of EBITDA for purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to any other covenants contained in this Agreement, and (D) no more than five (5) Specified Equity Contributions shall be made during the term of this Agreement.

Neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and none of Administrative Agent, any Lender or any Secured Party shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy

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pursuant to Section 7.01, the other Loan Documents or applicable law prior to the Cure Expiration Date solely on the basis of an Event of Default having occurred and continuing under this Section 6.12 (except to the extent that the Borrower has confirmed that in writing that it does not intend to provide a Specified Equity Contribution).

ARTICLE VII

EVENTS OF DEFAULT.

Section 7.01         Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)  the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)  any representation or warranty made or deemed made by or on behalf of any Loan Party or any Restricted Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been materially incorrect when made or deemed made (provided that any materially incorrect representation or warranty made on the Effective Date that is capable of being cured may be cured within 60 days after the Effective Date in which case no Event of Default pursuant to this clause (c) shall be deemed to have occurred);

(d)  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the Borrowers existence) or in Article VI;

(e)  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of any Loan Party’s knowledge of such breach and notice thereof from the Administrative Agent (which notice will be given at the request of the Required Lenders) or may be given by the Administrative Agent without the direction of the Required Lenders;

(f)  any Loan Party or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and any grace period therefor shall have passed;

(g)  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that, a breach of the covenant in Section 6.12 of the ABL Credit Agreement will not constitute an Event of Default pursuant to this clause (g) unless and until all of the commitments and loans under the ABL Credit Agreement have been accelerated and permanently terminated; provided

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further that this clause (g) shall not apply to (A) Indebtedness outstanding under any Swap Agreements that becomes due pursuant to a termination event or equivalent event under the terms of such Swap Agreements, (B) secured Indebtedness that becomes due, is mandatorily prepayable or subject to any prepayment, repurchase, redemption or defeasance requirement prior to the scheduled maturity thereof as a result of a Disposition or an Event of Loss with respect to the property or assets securing such Indebtedness, (C) Indebtedness that is convertible into Equity Interests and converts to Equity Interests in accordance with its terms, or (D) any Indebtedness permitted to exist or be incurred under the terms of this Agreement that is required to be repurchased, prepaid, defeased, redeemed or satisfied (or as to which an offer to repurchase, prepay, defease, redeem or satisfy is required to be made) in connection with any asset sale event, casualty or condemnation event, accumulation of excess cash flow or other customary mandatory prepayment provisions relating to individual asset sales in such Indebtedness giving rise to such requirement to offer or prepay, repurchase, defease, redeem or satisfy and which do not, in any event, arise from a change of control and which do not result in any default thereunder;

(h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, arrangement or other relief in respect of any Loan Party or any Material Subsidiary or its debts, or of a substantial part of its assets, under any federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)  any Loan Party or any Material Subsidiary shall (i) voluntarily commence any plan of arrangement, proposal or proceeding, or make an assignment into bankruptcy or file any petition seeking liquidation (other than as permitted under the Loan Documents), reorganization or other relief under any federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Material Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)  one or more judgments for the payment of money in an aggregate amount in excess of $35,000,000 shall be rendered against any Loan Party, any Restricted Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Restricted Subsidiary of any Loan Party to enforce any such judgment;

(k)  an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)  a Foreign Pension Event shall have occurred;

(m)  a Change in Control shall occur;

(n)  the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken by a Loan Party to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty,

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or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(o)  except as permitted by the terms of the Loan Documents, (i) any Collateral Document shall for any reason fail to create a valid security interest in any portion of the Collateral purported to be covered thereby having a value in excess of $35,000,000, or (ii) any Lien on any portion of the Collateral having a value in excess of $35,000,000 shall cease to be a perfected Lien (in each case of this clause (o) other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender); or

(p)  any material provision of any Loan Document (other than a Collateral Document) for any reason ceases to be valid, binding and enforceable against any Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

Section 7.02         Application of Funds. Subject to the Intercreditor Agreements, after the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable as set forth in Section 7.01), any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent or the Collateral Agent, each in its capacity as such;

second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

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third, to payment of that portion of the Obligations constituting interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE VIII

THE ADMINISTRATIVE AGENT.

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence, bad faith or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms

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or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article, Section 2.15(d) and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Whether or not a successor has been appointed, such resignation shall become effective in accordance

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with such notice on such effective date, where (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent may (but shall not be obligated to) continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.

The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or the Guarantees contemplated by the Loan Documents without further action or consent by the Lenders.

The Administrative Agent is hereby authorized to enter into any Customary Intercreditor Agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that such Customary Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Customary Intercreditor Agreement and (b) hereby authorizes and instructs the Administrative Agent to enter into the Customary Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. In addition, each Lender hereby authorizes the Administrative Agent to enter into (i) any amendments to any Customary Intercreditor Agreement, and (ii) any other intercreditor arrangements, in the case of clauses (i), and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by this Agreement.

Each Lender acknowledges and agrees that the Administrative Agent (or one or more of its respective Affiliates) may (but are not obligated to) act as the “Representative” or like term under a Customary Intercreditor Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

No Syndication Agent, Joint Lead Arranger or Joint Bookrunner shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting any other provision of this Article, none of such agents, joint lead arrangers or joint bookrunners in their respective capacities as such shall have or be deemed to have any fiduciary relationship with any Lender or any other Person by reason of this Agreement or any other Loan Document.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. Without in any way limiting the setoff rights set forth in Section 9.08, the Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security

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granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

ARTICLE IX

MISCELLANEOUS.

Section 9.01         Notices.

(a)  Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic System (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i)	if to any Loan Party, to the Borrower at:

c/o G-III Apparel Group, Ltd.

512 Seventh Avenue

New York, New York 10018

Attention: Neal Nackman, Chief Financial Officer

Facsimile No: (212) 719-0921

(ii)	if to the Administrative Agent, or to Barclays Bank PLC at:

Notices (other than Requests for Extensions of Credit):

Barclays Bank PLC

Bank Debt Management Group

745 Seventh Avenue

New York, NY 10019

Attn: G-III Portfolio Manager: Meg Sutton

Tel: 212-526-7648

Facsimile: 212-526-5115

Email: marguerite.sutton@barclays.com

For Payments and Requests for Extensions of Credit:

Barclays Bank PLC

Loan Operations

Attn: Agency Services – G-III; Christina Hill

Tel: 302-286-1984

Email: 12145455230@tls.ldsprod.com

xrausloanops5@barclayscapital.com

(iii)        if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

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All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)  Electronic Systems.

(A)  Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks®, ClearPar®, Syndtrak or a substantially similar Electronic System.

(B)  Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

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Section 9.02         Waivers; Amendments.

(a)  No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent (which acknowledgement shall be made by the Administrative Agent if the Required Lenders have signed such amendment or waiver) and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i)          extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Article VII) without the written consent of such Lender;

(ii)         postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(iii)        reduce the principal of, amount of interim amortization payments of or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 9.02(b)) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend Section 2.10(c) or the application thereof;

(iv)        change any provision of this Section 9.02(b) or the percentages in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(v)         release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(vi)        amend or modify any of the Intercreditor Agreements in a manner that would adversely affect the priority of the Liens of the Administrative Agent or the subordination of any Indebtedness to the Obligations;

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(vii)       amend or modify Section 2.08(e) or amend or modify Section 7.02 in a manner that would alter the manner in which payments are shared or the relative priorities of such payments, in each case, without the written consent of each Lender directly and adversely affected thereby, or

(viii)       release all or substantially all of the value of the Loan Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to the terms of the Loan Documents (in which case such release may be made by the Administrative Agent acting alone); and

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document (ii) any of the amendments described in clauses (i), (ii) and (iii) above shall only require the consent of each Lender that is directly adversely affected thereby and not the consent of the Required Lenders.

In addition, notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Administrative Agent may enter into amendments to this Agreement and the other Loan Documents in accordance with Sections 2.19, 2.20 and 2.21, and such amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents (and the Administrative Agent may enter any new or replacement intercreditor agreement or amend, supplement or modify any existing intercreditor agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, as applicable, to effect the terms of Sections 2.19, 2.20 and 2.21, or to effect the joinder thereto of any successor agent or similar agent under any Indebtedness permitted by Section 6.01(a)), in each case, without any further action or consent of any other party to any Loan Document.

In addition, notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Administrative Agent may enter into or amend any Customary Intercreditor Agreement (or enter into any replacement thereof) or Collateral Document (or enter into any replacement thereof), including a collateral trust agreement, in connection with the incurrence of any Indebtedness permitted under Section 6.01 to provide that any trustee, administrative agent, collateral agent, security agent or similar agent under any indenture or other agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, acting on behalf of the holders of such Indebtedness, shall become a party thereto and shall have the rights to share in the Collateral on an equal priority basis with, or junior basis to, as applicable, the Term Loan Obligations; provided that no such additional or replacement Collateral Document (including any collateral trust agreement) or amendment thereto shall adversely affect the priority of the security interests securing the Term Loan Obligations or otherwise materially and adversely affect the interests of the Secured Parties.

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any technical, typographical or other manifest error in any Loan Document. Any such amendment modification or supplement shall become effective if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) business days following receipt of notice thereof.

Section 9.03         Expenses; Indemnity; Damage Waiver.

(a)  The Borrower shall pay (i) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent, including the reasonable fees, charges and disbursements

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of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided, that, for purposes of this clause (ii), the Lenders (but not the Administrative Agent) shall be limited to one counsel together for the Lenders as a group so long as any Lender has not, in good faith (and based on advice of counsel for such Lender) reasonably determined that its interests conflict sufficiently with those of the other Lenders to warrant the employment of separate counsel for such Lender, in which case such Lender shall be paid, or reimbursed for payment of the fees, charges and disbursements of such separate counsel.

(b)  The Borrower shall, jointly and severally, indemnify the Administrative Agent, each Lender, each Joint Lead Arranger, each Bookrunner and the Syndication Agent, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of or relating to any claim or any litigation or other proceedings that relate to (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii)  any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Restricted Subsidiaries, (iii) the failure of the Borrower to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrower for Taxes pursuant to Section 2.14, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not any such claim, litigation, investigation or proceeding is brought by the Borrower, its equity holders, its affiliates, its creditors or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available (i) to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or (ii) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an agent or joint lead arranger or any similar role hereunder or under any other Loan Document and other than any claims arising out of any act or omission of the Borrower or any of its affiliates). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)  To the extent that the Borrower fail to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

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(d)  To the extent permitted by applicable law, no Loan Party or an Indemnitee shall assert, and each hereby waives, any claim against any Loan Party or an Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof (other than in respect of any damages incurred or paid by any Indemnitee to a third party). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials obtained through any Platform or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby unless determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(e)  All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor.

Section 9.04         Successors and Assigns.

(a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.04(b), (ii) by way of participation in accordance with the provisions of Section 9.04(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.04(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

1.            in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans or in the case of an assignment to a Lender, an Affiliate of a Lender or a Related Fund, no minimum amount need be assigned; and

2.            in any case not described in subsection (b)(i)(1) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or

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delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis;

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(1)(B) of this Section and, in addition:

1. the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Payment or Bankruptcy Event of Default has occurred and is continuing; and

2. the consent of the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)        Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)         No Assignment to Certain Persons. No such assignment shall be made to a Disqualified Institution or a natural person.

(vi)        Assignments to the Borrower and its Subsidiaries. Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Loans under this Agreement to the Borrower or any of its Restricted Subsidiaries through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures reasonably acceptable to the Administrative Agent or (y) open market purchases on a non-pro rata basis, in each case subject to the following limitations:

1. the assigning Lender and the Borrower or Restricted Subsidiary purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit A-2 hereto (an “Affiliated Lender Assignment and Acceptance”); and

2. any Loans acquired by the Borrower or a Restricted Subsidiary shall be retired or cancelled promptly upon the acquisition thereof.

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Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(d).

(c)  Register; Disqualified Institutions. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance and Affiliated Lender Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to its own interests), at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall have the right to (a) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Electronic System, including that portion of the Electronic System that is designated for “public side” Lenders and/or (b) provide the DQ List to each Lender requesting the same. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of the Term Loan Documents relating to Disqualified Institutions.

(d)  Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a Disqualified Institution, a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 9.08(b) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b); provided, that such Participant agrees to be subject to the provisions of Section 2.12, 2.13 and 2.14 as if it were an assignee (it being understood that the documentation required under Section 2.14 shall be delivered to the

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Participating Lender). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.12, 2.13 and 2.14 with respect to any Participant.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have the obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other inquiry to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)  Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(f)  Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)  The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

Section 9.05         Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of this Agreement or any provision hereof.

Section 9.06         Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This

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Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07         Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08         Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time due and owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Loan Guarantor against any of and all the Secured Obligations held by such Lender and then due and owing, irrespective of whether or not such Lender shall have made any demand under the Loan Documents. The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09         Governing Law; Jurisdiction; Consent to Service of Process.

(a)  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b)  Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)  Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12         Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower, (j) in connection with any public filings as required by applicable law; (k) to any rating agency, funding or financing source, or investor of such Lender, which is subject to obligations of confidentiality, when required by it, and (l) to any creditor of any Loan Party, which is subject to obligations of confidentiality, which is a party to any subordination or intercreditor agreement with Administrative Agent. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13         Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

Section 9.14         USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the names and addresses of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the Act.

Section 9.15         Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.16         Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.17         Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

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Section 9.18         Collateral and Guaranty Matters. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to and shall take any action requested by the Borrower having the effect of releasing or subordinating any Collateral or Loan Guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or (ii) under the circumstances described in paragraphs (a), (b) and (c) below. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate the interest of the Administrative Agent held for the benefit of the Secured Parties in particular types or items of property, or to release any Loan Guarantor from its obligations under the Loan Guaranty pursuant to this Section 9.18. In connection with any termination, release or subordination pursuant to this Section 9.18, the Administrative Agent, at the request of a Responsible Officer of the Borrower, shall execute and deliver to the Borrower (or to such third party as the Borrower may reasonably designate), and file, register and record, at the Borrower’s expense, all documents and to such further acts as the Borrower shall reasonably request to evidence such termination, release or subordination.

(a)        At such time as the Term Loan Obligations shall have been paid in full (other than any contingent obligation arising thereunder for which a claim has not been asserted), all Collateral shall automatically be released from the Liens created by the Collateral Documents, and the Collateral Documents and all obligations (other than those expressly stated to survive such termination) and Liens created by the Collateral Documents shall automatically be released, in each case without delivery of any document or performance of any further act by any Person.

(b)        A Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Collateral Documents in Collateral owned by such Loan Party shall be automatically released upon the consummation of any transaction permitted by this Agreement as a result of which such Loan Party ceases to be a Loan Party (including by becoming an Excluded Subsidiary, pursuant to a merger with a Subsidiary that is not a Loan Party or a designation or conversion as an Unrestricted Subsidiary, in each case in a transaction permitted by, and pursuant to, this Agreement).

(c)        Upon (i) any sale or other transfer by the Borrower or any Loan Party (other than to the Borrower or any other Loan Party) of any Collateral in a transaction permitted under the Loan Documents, (ii) the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral or to the release of any Loan Guarantor from its Loan Guarantee under the Guaranty pursuant to the Loan Documents, (iii) upon any Collateral becoming Excluded Collateral or (iv) any release of ABL Priority Collateral provided pursuant to Section 5.1 of the ABL/Term Loan Intercreditor Agreement, the security interests in such Collateral created by the Collateral Documents or such Guarantee, as applicable, shall be automatically released.

Section 9.19         ABL/Term Loan Intercreditor Agreement.

(a)  Each of the Lenders hereby acknowledges that it has received and reviewed the ABL/Term Loan Intercreditor Agreement and agrees to be bound by the terms thereof as if such Lender was a signatory thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.04) hereby (a) acknowledges that Barclays Bank PLC is acting under the ABL/Term Loan Intercreditor Agreement as the “Initial Fixed Asset Collateral Agent” and Barclays Bank PLC is or may be a Lender hereunder and/or under the ABL Credit Agreement and (b) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against the Administrative Agent any claims, cause of action, damages or liabilities of whatever kind or nature

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relating thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.04) hereby authorizes and directs the Administrative Agent to enter into the ABL/Term Loan Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of the ABL/Term Loan Intercreditor Agreement.

(b)        Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Administrative Agent pursuant to this Agreement or any other Loan Document and the exercise of any right or remedy by the Administrative Agent hereunder or under any other Loan Document are subject to the provisions of the ABL/Term Loan Intercreditor Agreement. In the event of any conflict between the terms of the ABL/Term Loan Intercreditor Agreement, this Agreement and any other Loan Document, the terms of the ABL/Term Loan Intercreditor Agreement shall govern and control with respect to any right or remedy. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Administrative Agent (and the Lenders) shall be subject to the terms of the ABL/Term Loan Intercreditor Agreement, and until the Discharge of ABL Obligations (as defined in the ABL/Term Loan Intercreditor Agreement), (i) no Loan Party shall be required hereunder or under any other Loan Document to take any action with respect to the ABL Priority Collateral intended or purporting to secure the ABL Obligations on a first priority basis that is inconsistent with such Loan Party’s obligations under the applicable ABL Documents and (ii) any obligation of any Loan Party hereunder or under any other Loan Document with respect to the delivery or control of any of the ABL Priority Collateral, the novation of any Lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person, in each case, with respect to the ABL Priority Collateral, shall be deemed to be satisfied if the Loan Party complies with the requirements of the similar provision of the applicable ABL Documents. Until the Discharge of ABL Obligations and subject to the express terms of the Loan Documents, the Administrative Agent may not require any Loan Party to take any action with respect to the creation, perfection or priority of its security interest in any of the ABL Priority Collateral intended or purporting to secure the ABL Obligations on a first priority basis, whether pursuant to the express terms hereof or of any other Loan Document or pursuant to the further assurances provisions hereof or any other Loan Document, unless the applicable agent under the applicable ABL Documents shall have required such Loan Party to take similar action, and delivery of any such ABL Priority Collateral to the applicable agent pursuant to the applicable ABL Documents and the ABL/Term Loan Intercreditor Agreement or other applicable intercreditor agreement shall satisfy any delivery requirement hereunder or under any other Loan Document.

(c)        Without limiting the authority granted to the Administrative Agent in Article VIII hereof or any other provision of this Section 9.19, each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.04) hereby authorizes and directs the Administrative Agent to enter into any Intercreditor Agreement on behalf of such Lender, agrees to be bound by the terms thereof as if such Lender was a signatory thereto and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of such Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement shall govern and control.

Section 9.20         Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Secured Party that is an EEA Financial Institution arising under any Loan Document,

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to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)  the effects of any Bail-in Action on any such liability, including, if applicable:

(i)         a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE X

Loan Guaranty.

Section 10.01         Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guarantee) hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor.

Section 10.02         Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent or any Lender to sue the Borrower, any Loan Party, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 10.03         No Discharge or Diminishment of Loan Guaranty.

(a)  Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party

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liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, winding-up, liquidation, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Lender or any other person, whether in connection herewith or in any unrelated transactions.

(b)  The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)  Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

Section 10.04         Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

Section 10.05         Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that

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it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent and the Lenders.

Section 10.06         Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

Section 10.07         Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 10.08         Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent or Lender (as the case may be) receives the amount it would have received had no such withholding been made.

Section 10.09         Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state, federal, provincial or territorial corporate law, or any state, provincial, territorial, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, void, voidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Administrative Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Administrative Agent and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Administrative Agent or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

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Section 10.10         Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the Effective Date (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrower after the Effective Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of all of the Administrative Agent, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 10.11         Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

G-III APPAREL GROUP, LTD.

By:	/s/ Wayne S. Miller
Name: Wayne S. Miller
Title: Chief Operating Officer & Secretary

ADDITIONAL LOAN GUARANTORS:

AM APPAREL HOLDINGS, INC.

By:	/s/ Wayne S. Miller
Name: Wayne S. Miller
Title: Vice President

G-III LEATHER FASHIONS, INC.

By:	/s/ Wayne S. Miller
Name: Wayne S. Miller
Title: Sr. VP, Secretary & Treasurer

CK OUTERWEAR, LLC

By:	/s/ Wayne S. Miller
Name: Wayne S. Miller
Title: Vice President

ANDREW & SUZANNE COMPANY INC.

By:	/s/ Wayne S. Miller
Name: Wayne S. Miller
Title: Vice President

AM RETAIL GROUP, INC.

By:	/s/ Wayne S. Miller
Name: Wayne S. Miller
Title: Chief Operating Officer & Secretary

RIVIERA SUN, INC.

By:	/s/ Wayne S. Miller
Name: Wayne S. Miller
Title: Vice President

DONNA KARAN INTERNATIONAL INC.

By:	/s/ Wayne S. Miller
Name: Wayne S. Miller
Title: President

GABRIELLE STUDIO, INC.

By:	/s/ Wayne S. Miller
Name: Wayne S. Miller
Title: Vice President

DONNA KARAN STUDIO LLC
By: Donna Karan International Inc., its Manager

By:	/s/ Wayne S. Miller
Name: Wayne S. Miller
Title: President

THE DONNA KARAN COMPANY LLC
By: Donna Karan International Inc., its Manager

By:	/s/ Wayne S. Miller
Name: Wayne S. Miller
Title: President

THE DONNA KARAN COMPANY STORE LLC
By: Donna Karan International Inc., its Manager

By:	/s/ Wayne S. Miller
Name: Wayne S. Miller
Title: President

ADMINISTRATIVE AGENT AND LENDERS:

BARCLAYS BANK PLC, individually and as Administrative Agent

By:	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Director

COMMITMENT SCHEDULE

Lender	Commitment
Barclays Bank PLC	$350,000,000
Total	$350,000,000